As filed with the Securities and Exchange Commission on May 11, 2017

Registration Statement No. 333-212654

Registration Statement No. 333-213255

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO.3

TO

REGISTRATION STATEMENT ON
FORM S-1
UNDER THE SECURITIES ACT OF 1933

OPTEX SYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3827	33-143215
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Identification Number)

1420 Presidential Drive
Richardson, TX 75081
(972) 764-5700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Danny Schoening
Chief Executive Officer
1420 Presidential Drive
Richardson, TX 75081
(972) 764-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Jolie Kahn, Esq.
2 Liberty Place, Suite 3401
Philadelphia, PA 19102
Telephone (215) 375-6646

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Explanatory Note

This combined Post-Effective Amendment No. 3 on Form S-1 (this “Post-Effective Amendment”) relates solely to the sale of shares underlying the warrants and the shares of Series C preferred stock relating to the August 2016 sale to the public of 2,291,900 Class A units consisting of common stock and warrants and 400 Class B units consisting of shares of Series C convertible preferred stock and warrants (and an aggregate of 5,625,500 shares of common stock underlying (i) shares of Series C convertible preferred stock and (ii) warrants), which were registered by the registrant on the Registration Statements on Form S-1 (File Nos. 333-212654 and 333-213255) declared effective by the Securities and Exchange Commission on or about August 22, 2016 and August 23, 2016 respectively, as amended by that certain Post-Effective Amendment No. 1 on Form S-1 declared effective by the SEC on or about January 17, 2017, and as further amended by that certain Post-Effective Amendment No. 2 on Form S-1, declared effective by the SEC on or about March 7, 2017. This Post-Effective Amendment is being filed to include the revised auditor’s report covering the amended financial statements for the year ended October 2, 2016, as filed with the SEC as part of the Amendment No. 1 to Form 10-K on February 21, 2017, and as further amended by insertion of the revised auditor’s report for the aforementioned amended financial statements, as filed with the SEC as part of the Amendment No. 2 to Form 10-K filed on May 5, 2017. All filing fees payable in connection with the registration of these securities were previously paid by the registrant at the time of filing the original Registration Statement on Form S-1.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 11, 2017

OPTEX SYSTEMS HOLDINGS, INC.

We offered 2,291,900 shares of our common stock, $.001 par value per share, together with warrants to purchase an equal number of shares of common stock (and the shares issuable from time to time upon exercise of the warrants) pursuant to this prospectus at an offering price of $1.20 for each unit of a share and a warrant (“Class A unit”). The shares and warrants will be separately issued, but the shares and warrants will be issued and sold to purchasers in equal proportion. Each warrant will have an exercise price of $1.50 per share, will be exercisable upon issuance and will expire five years from issuance.

We also offered to those purchasers, whose purchase of Class A units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of the number of Class A units that would result in ownership in excess of 4.99% of our outstanding common stock, a unit consisting of one share of Series C convertible preferred stock, par value $.001 per share, convertible at any time at the holder’s option into a number of shares of common stock equal to $5,000 divided by $1.20, the public offering price per Class A unit (the “Conversion Price”), and warrants to purchase a number of shares of common stock equal to the number of shares of common stock issuable upon conversion of one share of Series C convertible preferred stock (“Class B unit”) at a public offering price of $5,000 per Class B unit. The warrants included in the Class B units will have the same terms as the warrants included in the Class A units.

Our common stock is currently traded on the OTCQB Marketplace, operated by OTC Markets Group, Inc. under the symbol “OPXS”. The closing sale price on the OTCQB on December 21, 2016, was $0.73 per share.There is historically no established trading market for the warrants or the Series C convertible preferred stock. However, the warrants now trade on the OTCQB Marketplace under the ticker symbol “OPXSW”.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS, INCLUDING THOSE SET FORTH IN THE “RISK FACTORS” SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 8. INVESTORS SHOULD ONLY CONSIDER AN INVESTMENT IN THESE SECURITIES IF THEY CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2017.

You should rely only on the information contained in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest.

References in this prospectus to “we,” “us,” and “our” refer to Optex Systems Holdings, Inc. and its subsidiaries.

Our Company

We manufacture optical sighting systems and assemblies, primarily for Department of Defense applications. Its products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. We also manufacture and deliver numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. We have capabilities which include machining, bonding, painting engraving and assembly and can perform both optical and environmental testing in-house. Our products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors. We are both a prime and sub-prime contractor to the Department of Defense. Sub-prime contracts are typically issued through major defense contractors such as General Dynamics Land Systems, Raytheon Corp., BAE, NorcaTec and others. We are also a military supplier to foreign governments such as Israel, Australia and NAMSA and South American countries and as a subcontractor for several large U.S. defense companies serving foreign governments.

Recent Orders

•	In February 2016, we received a $1.2 million award from General Dynamics Land Systems.

•	In April 2016, we received $841,000 in initial orders for advanced laser protected periscopes from U.S. Army Contracting Command.

•	In May 2016, we received a new $1.12 million purchase order from a domestic customer.

•	In June 2016, we completed shipment of $518,000 of periscopes to Brazil.

•	In July 2016, we secured a five-year contract with the Defense Logistics Agency with a value of $5.99 million.

• In September 2016, we received two orders from the Defense Logistics Agency: a $450,000 order for collimators for the Abrams Main Battle Tank and a $570,000 order for cable periscopes.

• In October 2016, we received a $765,000 order from L-3 Communications for night vision goggle laser interference filter assemblies.

• In October 2016, we were awarded a $1.3 million portion of a multi-year strategic supplier agreement with a domestic manufacturer of premium optical devices to supply its optical assemblies .

• In December 2016, we were awarded a $1.5 million purchase order from one of the world’s largest defense companies for laser protected periscopes. The periscopes will be delivered over the next three years for installation into Light Armored Vehicles in the Middle East.

New Product Development

We continue to field new product opportunities from both domestic and international customers.  Given continuing unrest in multiple global hot spots, the need for precision optics continues to increase.  Most of these requirements are for observation and situational awareness applications; however, we continue to see requests for higher magnification and custom reticles in various product modifications.  The basic need to protect the soldier while providing information about the mission environment continues to be the primary driver for these requirements.

We do not believe that the upcoming presidential election will cause a major change in the direction of funding or product need for the U.S. military.  Maintenance will still be required, and the opportunities for us to upgrade existing systems with higher performing systems will continue to present themselves.  Spending levels may change, but given the mix between foreign spending, domestic/prime demand, and the more recent commercial opportunities, we do not expect any negative trends arising from political domestic changes into fiscal 2017.

During the first six months of 2015, we released a new digital spotting scope called Red Tail (patent pending). This device is targeted towards long range observation and image recording used by military, border patrol, and select consumer/commercial applications. The device is designed to deliver high definition images with military grade resolution, but at commercial “off the shelf” pricing. Using high grade optics to deliver a 45X magnified image onto a 5 megapixel CMOS sensor, the Red Tail device then transmits this image via Wi-Fi to the user’s smartphone or tablet. Digital still images or videos can then be captured and/or emailed using a custom Red Tail app available for either iOS or Android devices. We demonstrated this device in April 2015 at the Border Security Expo in Phoenix, Arizona and received positive feedback from U.S. border agents, police officers, and other Expo attendees.

On November 10, 2015, we entered into a retail sales relationship with Cabela’s Inc., to distribute our Red Tail Digital Spotting Scope as well as our new Stabilized Monocular. We are presently in negotiations to make these devices available via General Services Administration schedules for government personnel.

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Products

Our products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley, and Stryker families of fighting vehicles, as well as light armored and armored security vehicles. We also manufacture and deliver numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. We deliver our products both directly to the federal government and to prime contractors.

We deliver high volume products, under multi-year contracts, to large defense contractors and government customers. Increased emphasis in the past two years has been on new opportunities to promote and deliver our products in foreign military sales, where U.S.-manufactured, combat and wheeled vehicles, are supplied (and upgraded) in cooperation with the U.S. Department of Defense. We have a reputation for quality and credibility with our customers as a strategic supplier. We also anticipate the opportunity to integrate some of our night vision and optical sights products into commercial applications.

Specific product categories include:

•	Electronic sighting systems

•	Mechanical sighting systems

•	Laser protected plastic and glass periscopes

•	Non-laser protected plastic and glass periscopes

•	Howitzer sighting systems

•	M36 Thermal Day/Night Periscopes

•	M17 Day/Thermal Periscopes

•	Ship binoculars

•	Replacement optics (e.g. filters, mirrors)

•	Optical assemblies and laser filters

Product Line	Product Category
Periscopes	Laser & Non Laser Protected Plastic & Glass Periscopes, Electronic M17 Day/Thermal Periscopes, Vision Blocks

Sighting Systems	Back Up Sights, Digital Day and Night Sighting Systems (DDAN), M36 Thermal Periscope, Unity Mirrors

Howitzers	M137 Telescope, M187 Mount, M119 Aiming Device

Other	Muzzle Reference Systems (MRS), Binoculars, Collimators, Optical Lenses & Elements, Windows

Applied Optics Center	ACOG Laser filter, Laser Filter Interface, Optical Assemblies

We also anticipate the opportunity to integrate some of our night vision and optical sights products into commercial applications and have taken steps in fiscal 2016 to market our products in the commercial (nonmilitary) areas.

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Recent Events

Public Offering

On August 26, 2016, we consummated a public offering of 2,291,000 Class A units consisting of common stock and warrants and 400 Class B units consisting of shares of Series C convertible stock and warrants for a total gross purchase price of $4,750,280.

Reverse Stock Split

On October 6, 2015, 20 calendar days had passed since the mailing to our shareholders of the Definitive Schedule 14C filed on September 11, 2015 regarding the approval by our Board of Directors and shareholders of a reverse stock split of our common stock, in a ratio to be determined by our board of directors, of not less than 1-for-400 nor more than 1-for-1000 and on October 7, 2015, we effected a 1-for-1000 reverse split of our common stock. All warrant, option, share and per share information in this prospectus gives retroactive effect for a 1-for-1000 split. All numbers in this prospectus gives effect to all financial information as if the reverse split had occurred on the date reported, except as otherwise noted.

Resignation of Directors

Effective November 4, 2015, Stanley Hirschman retired as one of our directors. In recognition of his service, all of his unvested stock options were deemed to vest immediately, and the termination date of all of his stock options was extended to December 31, 2019.  On May 26, 2016, Kerry Craven resigned as one of our directors.

Compensation Changes

On January 21, 2016, our Board of Directors Compensation Committee held a meeting and approved the following compensation changes:

•	A base salary increase of 10% for Danny Schoening, CEO, and Karen Hawkins, CFO.

•	A bonus payment of $7.5 thousand awarded to Karen Hawkins for 2015 performance.

•	A $10 thousand monthly director fee for Peter Benz, Chairman, effective for calendar 2016.

Credit Facility — Avidbank

On April 20, 2016, we amended our revolving credit facility with Avidbank. The new renewable revolving maturity date is January 22, 2018. The facility provides up to $2 million in financing against eligible receivables and is subject to meeting certain covenants including an asset coverage ratio test for up to twenty months. The material terms of the amended revolving credit facility are as follows:

•	The interest rate for all advances shall be the then in effect prime rate plus 2.5% and is subject to a minimum interest payment requirement per six-month period of $10,000.

•	Interest shall be paid monthly in arrears.

•	A facility fee of (0.5%) of the revolving line ($10,000) was due (and paid) on May 22, 2016 and each anniversary thereof for so long as the revolving credit facility is in effect.

•	The loan period is from April 20 through January 22, 2018 at which time any outstanding advances, and accrued and unpaid interest thereon, will be due and payable.

•	Our obligations to Avidbank are secured by a first lien on all of its assets (including intellectual property assets should it have any in the future) in favor of Avidbank.

•	The facility contains customary events of default. Upon the occurrence of an event of default that remains uncured after any applicable cure period, Avidbank’s commitment to make further advances may terminate, and Avidbank would also be entitled to pursue other remedies against us and the pledged collateral.

•	Pursuant to a guaranty executed by Optex Systems Holdings in favor of Avidbank, Optex Systems Holdings has guaranteed all obligations of Optex Systems, Inc. to Avidbank.

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On October 17, 2016, we further amended our revolving credit facility with Avidbank to increase the facility to $2.2 million and to allow for a $250 thousand letter of credit sublimit with an annual fee of 1.5% of the face amount of the letter of credit. On October 17, 2016, we secured a $250 thousand irrevocable letter of credit from Avidbank with Cabot Industrial Value Fund II Operating Partnership, L.P. as the beneficiary. The letter of credit was issued as a condition of our facility lease, executed on October 21, 2016t for the Applied Optics Center facility in Dallas, Texas.

2016 Restricted Stock Unit Plan

On June 14, 2016, our Compensation Committee approved our 2016 Restricted Stock Unit Plan. This plan provides for issuance of stock units (“RSUs”) for up to 1,000,000 shares of our common stock. Each RSU constitutes a right to receive one share of our common stock, subject to vesting, which unless otherwise stated in an RSU agreement, shall vest in equal amounts on the first, second and third anniversary of the grant date. Shares of our common stock underlying the number of vested RSUs will be delivered as soon as practicable after vesting. During the period between grant and vesting, the RSUs may not be transferred, and the grantee has no rights as a shareholder until vesting has occurred. If the grantee’s employment is terminated for any reason (other than following a change in control of us or a termination of an officer other than for cause), then any unvested RSUs under the award will automatically terminate and be forfeited. If an officer grantee’s employment is terminated by us without cause or by the grantee for good reason, then, provided that the RSUs have not been previously forfeited, the remaining unvested portion of the RSUs will immediately vest as of the officer grantee’s termination date. In the event of a change in control, our obligations regarding outstanding RSUs shall, on such terms as may be approved by the Committee prior to such event, immediately vest, be assumed by the surviving or continuing company or cancelled in exchange for property (including cash).

On June 15, 2016, we issued 150,000 RSUs to our Chief Executive Officer, Danny Schoening, and 50,000 RSUs to our Chief Financial Officer, Karen Hawkins. The RSUs issued to Mr. Schoening and Ms. Hawkins vest as follows: 34% on January 1, 2017, 33% on January 1, 2018 and 33% on January 1, 2019.

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Risk Factors

Investing in our common stock is a speculative proposition, and we encourage you to review our Risk Factors section commencing on p.8 of this prospectus.

These risks include, but are not limited to, the following:

•	our lack of market saturation for our products and our ability to achieve full commercialization of our product ahead of our competitors;

•	our ability to achieve market acceptance and to become profitable;

•	our ability to engage and retain key personnel, for which we do not carry key man insurance; and

•	the dilutive nature of this offering and the potential need to raise further capital in the future, which will have a further dilutive effect on our shareholders.

Corporate Information

On March 30, 2009, Optex Systems Holdings, Inc. (formerly known as Sustut Exploration, Inc.), a Delaware corporation, and Optex Systems, Inc., a privately held Delaware corporation, entered into a reorganization agreement, pursuant to which Optex Systems, Inc. was acquired by Optex Systems Holdings in a share exchange transaction. Optex Systems Holdings was the surviving corporation and Optex Systems, Inc. became our wholly-owned subsidiary. At the closing, we changed our name from Sustut Exploration, Inc. to Optex Systems Holdings, Inc., and our year end changed from December 31 to a fiscal year ending on the Sunday nearest September 30.

Our principal executive office is located at 1420 Presidential Drive, Richardson, TX 75081. Our telephone number is (972) 764-5700. Our website is www.optexsys.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize the consolidated financial data for our business. You should read this summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, all incorporated by reference elsewhere in this prospectus.

We derived the consolidated statements of operations data for the years ended September 27, 2015 and October 2, 2016 from our audited consolidated financial statements referenced elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future. All numbers are in thousands except share numbers.  The pro forma basic net income (loss) per share has been calculated below assuming the following share transactions had occurred as of the beginning of each respective fiscal year:

•	on an actual basis;

•	on a pro forma basis to reflect the automatic conversion of outstanding shares of our preferred stock into 2,698,431 shares of common stock in connection with the completion of the offering; and

•	on a pro forma basis to reflect the issuance of 1,354,167 common shares related to conversions of 456 Series A preferred shares triggered by the reset provision in connection with the completion of the offering; and

•	on a pro forma basis to reflect the sale by us of 2,291,900 shares of common stock offered by this prospectus at an initial public offering price of $1.20 per share less the underwriting discounts and commissions and estimated offering expenses payable by us.

	Year ended October 2, 2016	Year ended September 27, 2015

Consolidated Statements of Operations Data:
REVENUES	$17,279	$13,003
COSTS AND EXPENSES:
Cost of Sales	14,228	11,617
General and Administrative Expense	3,962	2,826
Operating Loss	(911)	(1,440)
Other Income and Expense	703	1,931

Income (loss) before taxes	(208)	491

Deferred income taxes (benefit)	—	—

NET INCOME (LOSS)	$(208)	$491
Preferred stock dividend premium	(1,203)	(6,441)
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	(1,411)	(5,950)

Basic and diluted income (loss) per share	$(0.19)	$(0.89)

Weighted average shares outstanding	7,385,403	6,656,717

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Summary of the Offering

Class A units offered by us	We offered 2,291,900 Class A units (excluding over allotment). Each Class A unit consists of one share of common stock and a warrant to purchase one share of our common stock (together with the shares of common stock underlying such warrants).

Offering price per Class A unit	$1.20

Class B units offered by us	We offered 400 Class B units to those purchasers, whose purchase of Class A units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, in lieu of the number of Class A units that would result in ownership in excess of 4.99% of our outstanding common stock. Each Class B unit will consist of one share of Series C preferred stock, par value $0.001 per share, convertible into a number of shares of common stock equal to $5,000 divided by $1.20, the public offering price per Class A unit (the “Conversion Price”), and warrants to purchase a number of shares of common stock equal to the number of shares of common stock issuable upon conversion of one share of Series C convertible preferred stock (together with the shares of common stock underlying such shares of Series C convertible preferred stock and such warrants).

Offering price per Class B unit	$5,000.00

Description of Series C preferred stock	Each share of Series C preferred stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $5,000 divided by the Conversion Price. Notwithstanding the foregoing, we shall not effect any conversion of Series C preferred stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series C preferred stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% of the shares of our common stock then outstanding after giving effect to such exercise. For additional information, see “Description of Securities—Series C Preferred Stock” in this prospectus.

Common stock outstanding before the offering(*):	1,755,436

Common stock outstanding as of October 2, 2016 (*):	8,266,601

Underwriters option	We have granted to the underwriters an option for a period of 45 days from the date of this prospectus supplement to purchase up to 593,785 additional shares and/or warrants to purchase up to 593,785 additional shares, in any combination thereof, to cover over-allotments.

Estimate of Proceeds:	$4,750,280

Use of proceeds[2]:	We intend to use the net proceeds from this offering for the following purposes:

Proceeds:
Gross Proceeds without over allotment	$4,750,280
Underwriter Discount, Fees and Expenses	(755,265)
Series A (66.4 shares) and Series B Preferred Share Redemption (795.1 shares)	(1,750,810)
Net Proceeds	2,244,205

Uses:
Working Capital & Operating Expenses	544,205
Sales, Marketing & Business Development	400,000
Acquisitions	1,439,760
Total Uses	$2,255,950

No listing of Series C preferred stock:	We do not intend to apply for listing of the shares of Series C preferred stock on any exchange or other trading system.

Quotation of Warrants on OTCQB:	The warrants have been approved for quotation on the OTCQB under the symbol “OPXXW”.

(*)	Common shares outstanding as of October 2, 2016 were 8,266,601 and include 1,755,436 shares outstanding as of August 15, 2016, 2,291,900 shares issued in the offering, the conversion of the preferred shares into 2,698,431 common shares at the close of the offering, the rachet of an additional 1,354,167 common shares of previously converted Series A shares and 166,667 common shares related to conversions of Series B shares subsequent to the offering. The October 2, 2016 common shares outstanding exclude:
•	52,840 shares of common stock issuable upon the exercise of vested options outstanding as of October 2, 2016, at a weighted average exercise price of $10.00 per share;
•	17,150 shares of common stock reserved for future grant or issuance as of October 2, 2016 under all of our 2009 Stock Option Plan;
•	1,000,000 shares of common stock reserved for future grant or issuance as of October 2, 2016 under our 2016 Restricted Stock Unit Plan;
•	3,958,700 shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering;
•	1,500,000 shares issuable upon conversion of the Series C preferred stock; and
•	166,500 shares of common stock issuable upon exercise of the warrants to be received by the underwriter in connection with this offering.
[2]	Without over allotment.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this annual report, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only risks we will face. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment. The risks and uncertainties described below are not exclusive and are intended to reflect the material risks that are specific to us, material risks related to our industry and material risks related to companies that undertake a public offering or seek to maintain a class of securities that is registered or traded on any exchange or over-the-counter market.

Risks Related to our Business

We expect that we may need to raise additional capital in the future beyond any cash flow from our existing business; additional funds may not be available on terms that are acceptable to us, or at all.

We anticipate we may have to raise additional capital in the future to service our debt and to finance our future working capital needs. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all. Future equity or debt financings may be difficult to obtain. If we are not able to obtain additional capital as may be required, our business, financial condition and results of operations could be materially and adversely affected.

We anticipate that our capital requirements will depend on many factors, including:

•	our ability to fulfill backlog;

•	our ability to procure additional production contracts;

•	our ability to control costs;

•	the timing of payments and reimbursements from government and other contracts, including but not limited to changes in federal government military spending and the federal government procurement process;

•	increased sales and marketing expenses;

•	technological advancements and competitors’ response to our products;

•	capital improvements to new and existing facilities;

•	our relationships with customers and suppliers; and

•	general economic conditions including the effects of future economic slowdowns, acts of war or terrorism and the current international conflicts.

Even if available, financings may involve significant costs and expenses, such as legal and accounting fees, diversion of management’s time and efforts, and substantial transaction costs. If adequate funds are not available on acceptable terms, or at all, we may be unable to finance our operations, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

Current economic conditions may adversely affect our ability to continue operations.

Current economic conditions may continue to cause a decline in business and consumer spending and capital market performance, which could adversely affect our business and financial performance. Our ability to raise funds, upon which we are fully dependent to continue to conduct and expand our operations, may be adversely affected by current and future economic conditions, such as a reduction in the availability of credit, financial market volatility and economic recession.

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Our ability to fulfill our backlog may have an effect on our long term ability to procure contracts and fulfill current contracts.

Our ability to fulfill our backlog may be limited by our ability to devote sufficient financial and human capital resources and limited by available material supplies. If we do not fulfill our backlog in a timely manner, we may experience delays in product delivery which would postpone receipt of revenue from those delayed deliveries. Additionally, if we are consistently unable to fulfill our backlog, this may be a disincentive to customers to award large contracts to us in the future until they are comfortable that we can effectively manage our backlog.

Our historical operations depend on government contracts and subcontracts. We face risks related to contracting with the federal government, including federal budget issues and fixed price contracts.

Future general political and economic conditions, which cannot be accurately predicted, may directly and indirectly affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the federal budget could have a material adverse impact on our results of operations. Given the continued adverse economic conditions, the federal government has slowed its pace with regard to the release of orders for the U.S. military. Since we depend on orders for equipment for the U.S. military for a significant portion of our revenues, this slower release of orders will continue to have a material adverse impact on our results of operations. Obtaining government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development, price negotiations and milestone requirements. In addition, our government contracts are primarily fixed price contracts, which may prevent us from recovering costs incurred in excess of budgeted costs. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. Some of those contracts are for products that are new to our business and are thus subject to unanticipated impacts to manufacturing costs. Given the current economic conditions, it is also possible that even if our estimates are reasonable at the time made, that prices of materials are subject to unanticipated adverse fluctuation. In the event our actual costs exceed fixed contractual costs of our product contracts, we will not be able to recover the excess costs which could have a material adverse effect on our business and results of operations. We examine these contracts on a regular basis and accrue for anticipated losses on these contracts, if necessary. As of October 2, 2016, there was zero in accrued loss provisions for loss contracts or cost overruns.

Approximately 85% of our contracts contain termination clauses for convenience. In the event these clauses should be invoked by our customer, future revenues against these contracts could be affected, however these clauses allow for a full recovery of any incurred contract costs plus a reasonable fee up through and as a result of the contract termination. We are currently unaware of any pending terminations on our existing contracts.

In some cases, contract awards may be issued that are subject to renegotiation at a date (up to 180 days) subsequent to the initial award date. Generally, these subsequent negotiations have had an immaterial impact (zero to 5%) on the contract price of the affected contracts. Currently, none of our awarded contracts are subject to renegotiation.

We have sought to mitigate the adverse impact from the slower pace of U.S. military orders on our results of operations by seeking to obtain foreign military orders as well as new commercial business. We do not expect these markets to completely mitigate the negative impact of lower U.S. defense spending.

There is further uncertainty which arises from the sequestration in early 2013 which may continue to affect business opportunities at the federal government level.

Military spending has been negatively impacted by the Budget Control Act of 2011, which was passed in August 2011. The Budget Control Act mandated a $917.0 billion reduction in discretionary spending over the next decade, and $1.2 trillion in automatic spending cuts over a nine-year period to be split between defense and non-defense programs beginning in January 2013.

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On November 2, 2015 Congress passed the Bipartisan Budget Act of 2015 which sets federal spending through the 2016 and 2017 fiscal years, and eases strict caps on spending set forth in the 2011 sequestration. The plan lifted caps on the appropriated spending each year by $50 billion in 2016 and $30 billion in 2017, evenly divided between defense and domestic programs with an additional $16 billion added each year in the form of inflated war spending, evenly split between the Defense and State departments. The agreed budget framework for the fiscal 2016 and 2017 budget years combined with the increased spending limits provides the needed stability for the defense agencies to plan the required programs over the next two years. On November 10, 2015, Congress passed the National Defense Authorization Act 2016, which is the comprehensive legislation to authorize the budget authority of the Department of Defense and the national security programs of the Department of Energy. The bill authorizes $607 billion in defense funding for fiscal year 2016, a 3.9% increase from the authorized funding of $584 billion in fiscal year 2015. As of December 7, 2017 the National Defense Authorization funding for fiscal year 2017 has been approved by Congress, pending Presidential approval. The approved estimates on the fiscal year 2017 spending are up slightly, 2%, from 2016 levels to $619 billion. It is further anticipated that the new administration will request a defense supplemental to increase defense spending above the current compromised amounts within its first 100 days of office. We are unable to tie the budget increase to any specific military vehicle and as such, the impact of the funding increase to our company is unknown as of December 7, 2016.

If we fail to scale our operations appropriately in response to growth and changes in demand, we may be unable to meet competitive challenges or exploit potential market opportunities, and our business could be materially and adversely affected.

Our past growth has placed, and any future growth in our historical business is expected to continue to place, a significant strain on our management personnel, infrastructure and resources. To implement our current business and product plans, we will need to continue to expand, train, manage and motivate our workforce, and expand our operational and financial systems and our manufacturing and service capabilities. All of these endeavors will require substantial management effort and additional capital. If we are unable to effectively manage our expanding operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.

We do not have employment agreements with our key personnel, other than our Chief Executive and Financial Officers, and our management has very minimal unencumbered equity ownership in us. If we are not able to retain our key personnel or attract additional key personnel as required, we may not be able to implement our business plan and our results of operations could be materially and adversely affected.

We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. The loss of any key employee could have a material adverse effect on our business. We currently have only two employment agreements, with our Chief Executive Officer which renews on an annual basis and currently expires on December 1, 2017, and our Chief Financial Officer which expires on January 31, 2018, with renewable terms each 18 months thereafter. We do not presently maintain “key man” insurance on any other key employees. Our management also has minimal unencumbered ownership interest in us, thus limiting their direct stake in our outcome. We believe that as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense, and we cannot assure you that they will be available when required, or that we will have the ability to attract and retain them. In addition, due to our small size, we do not presently have depth of staffing in our executive, operational and financial management areas in order to have an effective succession plan should the need arise. Thus, in the event of the loss of one or more of our management employees, our results of operations could be vulnerable to challenges associated with recruiting additional key personnel, if such recruiting efforts are not successful in a timely manner.

Certain of our products are dependent on specialized sources of supply that are potentially subject to disruption which could have a material, adverse impact on our business.

We have selectively single-sourced some of our material components in order to mitigate excess procurement costs associated with significant tooling and startup costs. Furthermore, because of the nature of government contracts, we are often required to purchase selected items from U.S. government approved suppliers, which may further limit our ability to utilize multiple supply sources for these key components.

To the extent any of these single sourced or government approved suppliers may have disruptions in deliveries due to production, quality, or other issues, we may also experience related production delays or unfavorable cost increases associated with retooling and qualifying alternate suppliers. The impact of delays resulting from disruptions in supply for these items could negatively impact our revenue, our reputation with our customers, and our results of operations. In addition, significant price increases from single-source suppliers could have a negative impact on our profitability to the extent that we are unable to recover these cost increases on our fixed price contracts.

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Each contract has a specific quantity of material which needs to be purchased, assembled, and shipped. Prior to bidding a contract, we contact potential sources of material and receive qualified quotations for this material. In some cases, the entire volume is given to a single supplier and in other cases; the volume might be split between several suppliers. If a contract has a single source supplier and that supplier fails to meet their obligations (e.g., quality, delivery), then we would find an alternate supplier and bring this information back to the final customer. Contractual deliverables would then be re-negotiated (e.g., specifications, delivery, price. As of December 7, 2016, approximately 17% of our material requirements are single-sourced across 10 suppliers representing approximately 13% of our active supplier orders. Single-sourced component requirements span across all of our major product lines. The vast majority of these single-sourced components could be provided by another supplier with minimal interruption in schedule (supply delay of 3 months or less) or minimally increased costs. We do not believe these single sourced materials to pose any significant risk to us as other suppliers are capable of satisfying the purchase requirements in a reasonable time period with minimal increases in cost. Of these single sourced components, we have contracts (purchase orders) with firm pricing and delivery schedules in place with each of the suppliers to supply parts in satisfaction of our current contractual needs.

We consider only those specialized single source suppliers where a disruption in the supply chain would result in a period of three months or longer for us to identify and qualify a suitable replacement to present a material financial or schedule risk. In the table below, we identify only those specialized single source suppliers and the product lines supported by those materials utilized by us as of December 7, 2016.

Product Line	Supplier	Supply Item	Risk	Purchase Orders

Sighting Systems M36 DDAN	L3 Communications Corp	Image intensifier tube	Alternative source would take in excess of six months to qualify	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Sighting Systems M36 DDAN	Libra Industries	Digital camera system	Alternative source would take in excess of six months to qualify	This supplier is the designated replacement for Raytheon for the video system boards. One P.O. is currently in place to drive the transfer from Raytheon.

Sighting Systems M36 DDAN	Raytheon EO Innovations	Digital camera system	Alternative source would take in excess of six months to qualify	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Periscopes	Brown Die Casting	Die-cast housings	Consolidated all die cast tooling at this supplier. Would take approximately six months to move tooling and re-qualify.	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Periscopes	Harbor Castings	Steel castings	Alternative source would take six months to qualify	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements.

Periscopes	Lanzen	MIL Spec welded housings for vision blocks	Would take approximately 4-6 months to re-qualify a new supplier	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Other Big Eye	Corbett-Steeves Pattern Works	Sand castings for big eye binocular parts	Would take approximately 4-6 months to re-qualify a new supplier	Current firm fixed price & quantity purchase orders are in place with the supplier to meet all contractual requirements.

Applied Optics Center M22/M24 Binocular	FujiFilm North America	Spare Components	Only approved source due to proprietary rights. Alternate source cannot be developed.	Current firm fixed price and quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

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Product Line	Supplier	Supply Item	Risk	Purchase Orders

Applied Optics Center Coated Filters	Carter Glass Blowing	Quartz Blocks	Alternative source would take in excess of six months to develop and qualify	Current firm fixed price and quantity purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

The defense technology supply industry is subject to technological change and if we are not able to keep up with our competitors and/or they develop advanced technology as response to our products, we may be at a competitive disadvantage.

The market for our products is generally characterized by technological developments, evolving industry standards, changes in customer requirements, frequent new product introductions and enhancements, short product life cycles and severe price competition. Our competitors could also develop new, more advanced technologies in reaction to our products. Currently accepted industry standards may change. Our success depends substantially on our ability, on a cost-effective and timely basis, to continue to enhance our existing products and to develop and introduce new products that take advantage of technological advances and adhere to evolving industry standards. An unexpected change in one or more of the technologies related to our products, in market demand for products based on a particular technology or of accepted industry standards could materially and adversely affect our business. We may or may not be able to develop new products in a timely and satisfactory manner to address new industry standards and technological changes, or to respond to new product announcements by others. In addition, new products may or may not achieve market acceptance.

As a result of our November 2014 acquisition of the Applied Optics Center from L-3, we believe we have incurred the following additional risks, which may have a material adverse effect on our business results as we integrate the operations.

As a result of the purchase and integration of the Applied Optics Center from L-3 with our traditional business lines, the combined businesses are subject to some additional risks which were not formerly present.

•	AOC has a substantial fixed cost base that is inflexible in the short term to changes in market conditions. This is due to the highly skilled and specialized workforce with established benefits for severance and vacation accruals that may exceed 6 months. In the short term, we may not be able to generate sufficient business revenue to cover these costs, so there will likely be increased cash flow requirements that exceed our availability and would entail our raising additional funds to cover cash flow.

•	The manufacturing process entails use of coating equipment chambers which require utilization of high amounts of electrical power and are thus highly sensitive to changes in energy costs. Current energy rates are locked in through May 28, 2018; however, if energy costs or usage increase significantly, it would have a material impact on future financials if AOC were unable to successfully incorporate the increases into priced contracts. Further, significant interruptions or surges in the electrical power supply could result in equipment damage, repair expenses and machine down time.

•	Above and beyond the normal risks to retain skilled personnel, there may be an inability to retain the specialized work force of AOC as a result of the changed corporate climate and the difference in corporate values of L-3 and us. A failure to retain such personnel could result in a material adverse ability to produce the traditional AOC products or cause delays and additional costs as we would need to train new personnel.

Unexpected warranty and product liability claims could adversely affect our business and results of operations.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Some of our customers require that we warrant the quality of our products to meet customer requirements and be free of defects for twelve to fifteen months subsequent to delivery. As of October 2, 2016, approximately 85% of our current contract deliveries were covered by these warranty clauses. We establish reserves for warranty claims based on our historical rate of less than one percent of returned shipments against these contracts. There can be no assurance that this reserve will be sufficient if we were to experience an unexpectedly high incidence of problems with our products. Significant increases in the incidence of such claims may adversely affect our sales and our reputation with consumers. Costs associated with warranty and product liability claims could materially affect our financial condition and results of operations.

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We derive almost all of our revenue from four customers and the loss of any of these customers could have a material adverse effect on our revenues.

For the year ended October 2, 2016, we derived approximately 84% of our gross operating revenue from four customers: 45% from the U.S. Government (primarily USACC — Warren and DLA Land and Maritime), 18% from General Dynamics Land Systems Divisions, 15% from Nightforce Optics Inc. , and 6% from Exelis, Inc. Procuring new customers and contracts may partially mitigate this risk. In particular, a decision by General Dynamics Land System Divisions, USACC-Warren, or DLA to cease issuing contracts to us could have a significant material impact on our business and results of operations given that they represent over 60% of our gross business revenue. There can be no assurance that we could replace these customers on a timely basis or at all.

We have approximately 70 discrete contracts with General Dynamics Land System Division and the U.S. Government (primarily USACC-Warren and DLA), and other prime contractors. If they choose to terminate these contracts, we are entitled to fully recover all contractual costs and reasonable profits incurred up to or as a result of the terminated contract.

We only possess two patents and one patent license and rely primarily on trade secrets to protect our intellectual property.

We utilize several highly specialized and unique processes in the manufacture of our products, for which we rely solely on trade secrets to protect our innovations. We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure. The non-disclosure agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach.

It is also possible that our trade secrets will otherwise become known or independently developed by our competitors, many of which have substantially greater resources than us, and these competitors may have applied for or obtained, or may in the future apply for or obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although based upon our general knowledge (and we have not conducted patent searches), we believe that our products do not infringe on the patents or other proprietary rights of third parties; however, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

We have one outstanding patent application. While we are optimistic that our application will be approved, we cannot guarantee that this patent application will ever result in an actual patent being awarded. The application was based on technology which is believed to be unique; however, there are many companies and many patents already awarded in this space. Further, the time frame for the US Patent and Trademark Office to review the patent application and engage in negotiations cannot be guaranteed.

In the future, we may look to acquire other businesses in our industry and the acquisitions will require us to use substantial resources.

In the future, we may decide to pursue acquisitions of other businesses in our industry. In order to successfully acquire other businesses, we would be forced to spend significant resources for both acquisition and transactional costs, which could divert substantial resources in terms of both financial and personnel capital from our current operations. Additionally, we might assume liabilities of the acquired business, and the repayment of those liabilities could have a material adverse impact on our cash flow. Furthermore, when a new business is integrated into our ongoing business, it is possible that there would be a period of integration and adjustment required which could divert resources from ongoing business operations.

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The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a shareholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

The elimination of monetary liability against our directors, officers and employees under Delaware law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

We provide indemnification to our directors and officers to the extent provided by Delaware law. The foregoing indemnification obligation could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

Risks Related to Our Stock

We have issued a large number of shares of preferred stock, warrants and options, which if converted or exercised would substantially increase the number of common shares outstanding.

On December 22, 2016, we had 8,144,302 shares of common stock outstanding, and (a) we have vested options outstanding to purchase common stock that, if fully exercised, would generate proceeds of $562,900 and result in the issuance of an additional 56,290 shares of common stock, and (b) we have 342 shares of Series C preferred stock that, if fully converted at the 4,167 common shares per preferred share, would result in the issuance of an additional 1,425,000 shares of common stock and (c) we have 4,125,200 warrants outstanding at an exercise price of $1.50 per share. Future sales of our common stock, warrants, options and Series C preferred stock may also adversely affect our stock price and our ability to raise funds in new offerings.

As a key component of our growth strategy we have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation and would thus cause further dilution.

Historically, we have not paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We intend to retain our future earnings, if any, to fund operational and capital expenditure needs of our business, and we do not anticipate paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for our common stockholders in the foreseeable future.

The warrants and our Series C preferred stock are unlisted securities and there is no public market for them.

There is no established public trading market for the warrants or the Series C preferred stock, and we do not expect a market to develop. In addition, the warrants and Series C preferred stock are not listed, and we do not intend to apply for listing of the warrants or the Series C preferred stock on any securities exchange or trading system. Without an active market, the liquidity of the warrants and the Series C preferred stock is limited, and investors may be unable to liquidate their investments in the warrants and Series C preferred stock.

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Our stock price is speculative and there is a risk of litigation.

The trading price of our common stock has in the past and may in the future be subject to wide fluctuations in response to factors such as the following:

•	revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;

•	speculation in the press or investment community;

•	wide fluctuations in stock prices, particularly with respect to the stock prices for other defense industry companies;

•	announcements of technological innovations by us or our competitors;

•	new products or the acquisition of significant customers by us or our competitors;

•	changes in investors’ beliefs as to the appropriate price-earnings ratios for us and our competitors;

•	changes in management;

•	sales of common stock by directors and executive officers;

•	rumors or dissemination of false or misleading information, particularly through Internet chat rooms, instant messaging, and other rapid-dissemination methods;

•	conditions and trends in the defense industry generally;

•	the announcement of acquisitions or other significant transactions by us or our competitors;

•	adoption of new accounting standards affecting our industry;

•	general market conditions;

•	domestic or international terrorism and other factors; and

•	the other factors described in this section.

Fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. Although no such lawsuits are currently pending against us and we are not aware that any such lawsuit is threatened to be filed in the future, there is no assurance that we will not be sued based on fluctuations in the price of our common stock. Defending against such suits could result in substantial cost and divert management’s attention and resources. In addition, any settlement or adverse determination of such lawsuits could subject us to significant liability.

Future sales of our common stock could depress our stock price.

Sales of a large number of shares of our common stock, or the availability of a large number for sale, could materially adversely affect the per share market price of our common stock and could impair our ability to raise funds in addition offering of our debt or equity securities. In the event that we propose to register shares of common stock under the Securities Act for our own account, certain shareholders are entitled to include their shares in the registration, subject to limitations described in the agreements granting these rights.

If you are not an institutional investor, you may purchase securities in this offering only if you reside within the states in which we will apply to have the securities registered or are exempt from registration, and, if required, meet any requisite suitability standards.

Cautionary Note Regarding Forward-Looking Information

This prospectus, in particular the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing herein, contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding our assumptions about financial performance; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the electrical storage device industry, all of which are subject to various risks and uncertainties.

When used in this prospectus as well as in reports, statements, and information we have filed with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, in oral statements made by or with the approval of an executive officer, the words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions and variations thereof are intended to identify such forward-looking statements. However, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors.

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USE OF PROCEEDS

We estimated that we would receive up to $4,750,280 in gross proceeds from the sale of common stock and warrants in this offering, based on an assumed price of $1.20 per combination of share of common stock and warrant, and corresponding warrant and after deducting estimated underwriter fees and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the following purposes:

Proceeds:
Gross Proceeds without over allotment	$4,750,280
Underwriter discount, fees and expenses	(755,265)
Series A (66.4 shares) and B preferred stock redemption (795.1 shares)	(1,750,810)
Net Proceeds	$2,244,205

Uses:
Working capital & operating expenses	544,205
Sales, marketing & business development	400,000
Acquisitions	1,300,000
Total Uses	$2,244,205

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.

With respect to the portion of the use of proceeds to be utilized for acquisitions, we have identified specific businesses as potential acquisitions, thus we are in negotiations regarding any such acquisitions, and we seek to commence active searches for such businesses on an ongoing basis. The nature of businesses sought are smaller divisions of major defense industry manufacturers which will provide accretive and compatible businesses to our core business, much as our Applied Optics Product Line acquisition in November 2014. We seek to acquire businesses which manufacture products which are compatible with our main night vision products for the defense and commercial industries to either or both provide supply of main components of our products and/or expand our product offerings.

The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

•	if strategic opportunities of which we are not currently aware present themselves, including acquisitions, joint ventures, licensing and other similar transactions.

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of capital, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

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DILUTION

If you purchase securities in this offering, your interest could have been diluted immediately to the extent of the difference between the assumed public offering price of $1.20 per share, based upon the closing price of our common stock on August 15, 2016 of $2.15, and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our net tangible book value as of June 26, 2016 was $7.8 million. The net tangible book value per share is approximately $1.04 per share and represents our total tangible assets less total liabilities and less the redemption value of $1.75 million of Series A (66.4) and Series B (795.1) preferred shares, divided by the number of shares of common stock outstanding as of August 15, 2016 of 1,755,436 plus the conversion of 470.5 Series A preferred shares and 6.4 Series B preferred shares into 2,698,431 common shares and an additional ratchet of 1,354,167 common shares on previously converted Series A shares as a condition of the offering.

Assuming that we issue only Class A units (and no Class B units) at an assumed offering price of $1.20, net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of 2,291,900 shares in this offering at an assumed public offering price of $1.20 per share, and after deducting the underwriter commissions and estimated offering expenses, our as-adjusted net tangible book value as of June 26, 2016 would have been $10.1 million, or $1.03 per share. This represents an immediate dilution in net tangible book value of ($0.01) per share to existing stockholders and an immediate decrease in net tangible book value of ($0.17) per share to purchasers of shares in this offering, as illustrated in the following table:

Public offering price per share	$1.20
Decrease per share to new investors in the offering	$(0.17)
Adjusted net tangible book value per share after giving effect to the offering and preferred share conversions	$1.03

Net tangible book value per share as of June 26, 2016 as adjusted for preferred share conversions*	$1.04
Decrease in net tangible book value per share attributable to new investors	$(0.01)
Adjusted net tangible book value per share after giving effect to the offering and preferred share conversions	$1.03

The total number of shares of our common stock outstanding after this offering assuming no Class B units are sold, is based on 1,755,436 shares outstanding as of August 15, 2016 and the conversion of preferred shares to 2,698,431 common shares, and the ratchet of 1,354,167 common shares for previously converted Series A preferred shares on closing, and excludes as of that date, the following:

•	52,840 shares of common stock issuable upon the exercise of vested options outstanding as of October 2, 2016, at a weighted average exercise price of $10.00 per share;

•	17,150 shares of common stock reserved for future grant or issuance as of October 2, 2016 under all of our 2009 Stock Option Plan;

•	1,000,000 shares of common stock reserved for future grant or issuance as of October 2, 2016 under our 2016 Restricted Stock Unit Plan

•	3,958,700 shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering; and

•	166,500 shares of common stock issuable upon exercise of the warrants to be received by the underwriter in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes the underwriter does not sell any common stock contained in the over-allotment option.

Common shares outstanding as of October 2, 2016 were 8,266,601 and include 1,755,436 shares outstanding as of August 15, 2016, 2,291,900 shares issued in the offering, the conversion of preferred shares into 2,698,431 common shares at the close of the offering, the ratchet of an additional 1,354,167 common shares of previously converted Series A shares and 166,667 common shares related to conversions of Series B shares subsequent to the offering.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Otherwise, the payment of dividends on common stock, if any, in the future is within the discretion of our Board and will depend on its earnings, capital requirements and financial condition and other relevant facts.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of October 2, 2016:

•	on an actual basis; and

•	is based upon an offering price of $1.20 per share of common stock and corresponding warrant, to give effect to the sale of 2,291,900 shares of common stock in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and the related notes appearing elsewhere in this prospectus.

October 2, 2016
Actual
(in thousands except share amounts)
Assets:
Cash & Cash Equivalents	$2,568

Liabilities:
Warrant Liability	3,118
Credit Facility	300
Total Liabilities	$3,418

Stockholders’ Equity:
Preferred Stock Series A ($.001 par 5,000 authorized, and zero Series A preferred shares issued and outstanding)	—
Preferred Stock Series B ($.001 par 1,010 authorized, and zero Series B preferred shares issued and outstanding)	—
Preferred Stock Series C ($ 0.001 par, 400 authorized and 360 shares issued and outstanding)	—
Common Stock – (par $.001, 2,000,000,000 authorized and 8,266,601 shares issued and outstanding, respectively)	8
Additional Paid-in-capital	26,879
Retained Earnings (Deficit)	(19,647)
Total Stockholders’ Equity	7,240
Capitalization	$10,658

The table above is based on the total shares of our common stock outstanding as of October 2, 2016 and includes 2,291,900 shares issued in the offering, the conversion of preferred shares into 2,698,431 common shares at the close of the offering, the ratchet of an additional 1,354,167 common shares of previously converted Series A shares, and 166,667 common shares related to conversions of Series B shares subsequent to the offering. The table excludes:

•	52,840 shares of common stock issuable upon the exercise of vested options outstanding as of October 2, 2016, at a weighted average exercise price of $10.00 per share;

•	17,150 shares of common stock reserved for future grant or issuance as of October 2, 2016 under all of our 2009 Stock Option Plan;

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•	1,000,000 shares of common stock reserved for future grant or issuance as of October 2, 2016 under our 2016 Restricted Stock Unit Plan

•	3,958,700 shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering; and

•	166,500 shares of common stock issuable upon exercise of the warrants received by the underwriter in connection with this offering.

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MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market information

Our common stock is currently quoted on the OTCQB Marketplace under the symbol “OPXS”. Trading in our common stock has historically lacked consistent volume, and the market price has been volatile.

The following table shows the range of high and low bid prices for our common stock as reported by the OTCQB Marketplace. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Period	High	Low
Fourth Quarter 2013	$20.00	$8.00
First Quarter 2014	$9.00	$8.00
Second Quarter 2014	$30.00	$30.00
Third Quarter 2014	$10.00	$10.00
Fourth Quarter 2014	$20.00	$10.00
First Quarter 2015	$10.00	$10.00
Second Quarter 2015	$10.00	$8.00
Third Quarter 2015	$7.00	$5.00
Fourth Quarter 2015	$8.00	$8.00
First Quarter 2016	$7.30	$2.60
Second Quarter 2016	$3.50	$2.00
Third Quarter 2016	$2.60	$1.75
Four Quarter 2016	$2.75	$0.68
First Quarter 2017	$1.02	$0.59
Second Quarter 2017	$0.785	$0.585

On May 9, 2017, the closing price for our common stock as reported on the OTCQB was $0.69 per share.

Securities outstanding and holders of record

On May 9, 2017, there were approximately 83 shareholders of record for our common stock and 7,491,101shares of our common stock issued and outstanding.

Dividends

We have never paid dividends. We currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended October 2, 2016, is hereby incorporated by reference in their entirety from our Form 10-K as amended by that certain Amendment No. 1 to Form 10-K filed with the SEC on February 21, 2017, for the year ended October 2, 2016, filed with the SEC on February 21, 2017 and that certain Amendment No. 2 to Form 10-K for the year ended October 2, 2016, filed with the SEC on May 5, 20173.

3	The Company is eligible to incorporate by reference under General Instruction VII of Form S-1. Specifically, the Company notes that it has met the requirements of paragraphs A. – D. of General Instruction VII, and that it has not been, during the past three years, a registrant for an offering of “penny stock” as defined in Rule 3a51-1 as under Rule 3a51-1.g.1., it has had average revenue of more than $6 million in all three of its last fiscal years as set forth in its balance sheets for the years ended October 2, 2016, September 27, 2015 and, September 28, 2014 (as reported in the Forms 10-K as amended by the Form 10-K/A of the Company for the years ended October 2, 2016 (as amended), September 27, 2015 and September 28, 2014, respectively).

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FINANCIAL STATEMENTS FOR THE YEAR ENDED OCTOBER 2, 2016 AND SEPTEMBER 27, 2015.

Our audited financial statements for the years ended October 2, 2016 and September 27, 2015, respectively, are hereby incorporated by reference in their entirety from our Form 10-K/A for the year ended October 2, 2016, filed with the SEC on December 23, 2016 as amended by the Amendment No. 1 to Form 10-K filed with the SEC on February 21, 2017 and Amendment No. 2 to Form 10-K filed with the SEC on May 5, 2017.

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BUSINESS

Background

Prior History — Sustut Exploration, Inc.

Sustut Exploration, Inc. was a Delaware corporation formed on April 11, 2006 to search for available mining properties in North Central British Columbia. It entered into an option agreement in 2006 to purchase a mineral claim, and the option expired in May 2008 without any payment being made. Thus, as of May 2008, Sustut had no operating business.

As a result of the reorganization on March 30, 2009, which is described below, Optex Systems Holdings changed its name from Sustut Exploration Inc. to Optex Systems Holdings, Inc.

Reorganization

On March 30, 2009, a reorganization occurred whereby the then existing shareholders of Optex Systems, Inc., a private Delaware corporation (“Optex Systems, Inc. (Delaware)”), exchanged their shares of Optex Systems, Inc. (Delaware) common stock with the shares of common stock of us as follows (all on a pre-split basis due to the historical context): (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged for 113,333,282 shares of our common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged for 1,027 shares of Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement were exchanged for 8,131,667 (presplit) shares of us common stock. Optex Systems, Inc. (Delaware) has remained our wholly-owned subsidiary. As a result of the reorganization, Sileas Corporation currently beneficially owns approximately 52.8% of our issued and outstanding common stock and Alpha Capital Anstalt owns approximately 0.1% of our issued and outstanding common stock.

Current Line of Business

We manufacture optical sighting systems and assemblies, primarily for Department of Defense applications. Our products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. We also manufacture and deliver numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Our products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors. Less than 1% of today’s revenue is related to the resale of products substantially manufactured by others. In this case, the product would likely be a simple replacement part of a larger system previously produced by us.

We continue to field new product opportunities from both domestic and international customers. Given continuing unrest in multiple global hot spots, the need for precision optics continues to increase. Most of these requirements are for observation and situational awareness applications; however, we continue to see requests for higher magnification and custom reticles in various product modifications. The basic need to protect the soldier while providing information about the mission environment continues to be the primary driver for these requirements.

We do not believe that the change in government administration will cause a major change in the direction of funding or product need for the U.S. military. Maintenance will still be required, and the opportunities for us to upgrade existing systems with higher performing systems will continue to present themselves. Spending levels may change, but given the mix between foreign spending, domestic/prime demand, and the more recent commercial opportunities, we do not expect any negative trends arising from political domestic changes into fiscal 2017.

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Recent Events

Reverse Stock Split

On October 6, 2015, 20 calendar days had passed since the mailing to our shareholders of the Definitive Schedule 14C filed on September 11, 2015 regarding the approval by our Board of Directors and shareholders of a reverse stock split of our common stock, in a ratio to be determined by our board of directors, of not less than 1-for-400 nor more than 1-for-1000 and on October 7, 2015, we effected a 1-for-1000 reverse split of our common stock.

Resignations of Directors

Effective November 4, 2015, Stanley Hirschman retired as one of our directors. In recognition of his service, all of his unvested stock options were deemed to vest immediately, and the termination date of all of his stock options was extended to December 31, 2019. On May 26, 2016, Kerry Craven resigned as one of our directors.

Compensation Changes

On January 21, 2016, our Board of Directors Compensation Committee held a meeting and approved the following compensation changes:

•	A base salary increase of 10% for Danny Schoening, CEO, and Karen Hawkins, CFO.

•	A bonus payment of $7.5 thousand awarded to Karen Hawkins for 2015 performance.

•	A $10 thousand monthly director fee for Peter Benz, Chairman, effective for calendar 2016.

Credit Facility — Avidbank

On April 20, 2016, we amended our revolving credit facility with Avidbank. The new renewable revolving maturity date is January 22, 2018. The facility provides up to $2 million in financing against eligible receivables and is subject to meeting certain covenants including an asset coverage ratio test for up to twenty months. The material terms of the amended revolving credit facility are as follows:

•	The interest rate for all advances shall be the then in effect prime rate plus 2.5% and is subject to a minimum interest payment requirement per six month period of $10,000.

•	Interest shall be paid monthly in arrears.

•	A facility fee of (0.5%) of the revolving line ($10,000) was due (and paid) on May 22, 2016 and each anniversary thereof for so long as the revolving credit facility is in effect.

•	The loan period is from April 20 through January 22, 2018 at which time any outstanding advances, and accrued and unpaid interest thereon, will be due and payable.

•	Our obligations to Avidbank are secured by a first lien on all of its assets (including intellectual property assets should it have any in the future) in favor of Avidbank.

•	The facility contains customary events of default. Upon the occurrence of an event of default that remains uncured after any applicable cure period, Avidbank’s commitment to make further advances may terminate, and Avidbank would also be entitled to pursue other remedies against us and the pledged collateral.

•	Pursuant to a guaranty executed by Optex Systems Holdings in favor of Avidbank, Optex Systems Holdings has guaranteed all obligations of Optex Systems, Inc. to Avidbank.

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On October 17, 2016, we further amended our revolving credit facility with Avidbank to increase the facility to $2.2 million and to allow for a $250 thousand letter of credit sublimit with an annual fee of 1.5% of the face amount of the letter of credit. On October 17, 2016, we secured a $250 thousand irrevocable letter of credit from Avidbank with Cabot Industrial Value Fund II Operating Partnership, L.P. as the beneficiary. The letter of credit was issued as a condition of our facility lease, executed on October 21, 2016t for the Applied Optics Center facility in Dallas, Texas.

2016 Restricted Stock Unit Plan

On June 14, 2016, our Compensation Committee approved our 2016 Restricted Stock Unit Plan. This plan provides for issuance of stock units (“RSUs”) for up to 1,000,000 shares of our common stock. Each RSU constitutes a right to receive one share of our common stock, subject to vesting, which unless otherwise stated in an RSU agreement, shall vest in equal amounts on the first, second and third anniversary of the grant date. Shares of our common stock underlying the number of vested RSUs will be delivered as soon as practicable after vesting. During the period between grant and vesting, the RSUs may not be transferred, and the grantee has no rights as a shareholder until vesting has occurred. If the grantee’s employment is terminated for any reason (other than following a change in control of us or a termination of an officer other than for cause), then any unvested RSUs under the award will automatically terminate and be forfeited. If an officer grantee’s employment is terminated by us without cause or by the grantee for good reason, then, provided that the RSUs have not been previously forfeited, the remaining unvested portion of the RSUs will immediately vest as of the officer grantee’s termination date. In the event of a change in control, our obligations regarding outstanding RSUs shall, on such terms as may be approved by the Committee prior to such event, immediately vest, be assumed by the surviving or continuing company or cancelled in exchange for property (including cash).

On June 15, 2016, we issued 150,000 RSUs to our Chief Executive Officer, Danny Schoening, and 50,000 RSUs to our Chief Financial Officer, Karen Hawkins. The RSUs issued to Mr. Schoening and Ms. Hawkins vest as follows: 34% on January 1, 2017, 33% on January 1, 2018 and 33% on January 1, 2019.

Public Offering

On August 26, 2016, we consummated a public offering of 2,291,000 Class A units consisting of common stock and warrants and 400 Class B units consisting of shares of Series C convertible stock and warrants for a total gross purchase price of $4,750,280.

New Product Development

During the first six months of 2015, we released a new digital spotting scope called Red Tail (patent pending). This device is targeted towards long range observation and image recording used by military, border patrol, and select consumer/commercial applications. The device is designed to deliver high definition images with military grade resolution, but at commercial “off the shelf” pricing. Using high grade optics to deliver a 45X magnified image onto a 5 megapixel CMOS sensor, the Red Tail device then transmits this image via Wi-Fi to the user’s smartphone or tablet. Digital still images or videos can then be captured and/or emailed using a custom Red Tail app available for either iOS or Android devices. We demonstrated this device in April 2015 at the Border Security Expo in Phoenix, Arizona and received positive feedback from U.S. border agents, police officers, and other Expo attendees.

On November 10, 2015, we entered into a retail sales relationship with Cabela’s Inc., to distribute our Red Tail Digital Spotting Scope as well as our new Stabilized Monocular. We are presently in negotiations to make these devices available via General Services Administration schedules for government personnel.

Products

Our products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley, and Stryker families of fighting vehicles, as well as light armored and armored security vehicles. We also manufacture and deliver numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. We deliver our products both directly to the federal government and to prime contractors.

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We deliver high volume products, under multi-year contracts, to large defense contractors and government customers. Increased emphasis in the past two years has been on new opportunities to promote and deliver our products in foreign military sales, where U.S.-manufactured, combat and wheeled vehicles, are supplied (and upgraded) in cooperation with the U.S. Department of Defense. We have a reputation for quality and credibility with our customers as a strategic supplier. We also anticipate the opportunity to integrate some of our night vision and optical sights products into commercial applications.

Specific product categories include:

•	Electronic sighting systems

•	Mechanical sighting systems

•	Laser protected plastic and glass periscopes

•	Non-laser protected plastic and glass periscopes

•	Howitzer sighting systems

•	M36 Thermal Day/Night Periscopes

•	M17 Day/Thermal Periscopes

•	Ship binoculars

•	Replacement optics (e.g. filters, mirrors)

•	Optical assemblies and laser filters

Product Line	Product Category
Periscopes	Laser & Non Laser Protected Plastic & Glass Periscopes, Electronic M17 Day/Thermal Periscopes, Vision Blocks

Sighting Systems	Back Up Sights, Digital Day and Night Sighting Systems (DDAN), M36 Thermal Periscope, Unity Mirrors

Howitzers	M137 Telescope, M187 Mount, M119 Aiming Device

Other	Muzzle Reference Systems (MRS), Binoculars, Collimators, Optical Lenses & Elements, Windows

Applied Optics Center	ACOG Laser filter, Laser Filter Interface, Optical Assemblies

Location and Facility

We are headquartered in Richardson, TX and lease approximately 93,967 combined square feet of facilities including Richardson, Texas and Dallas, Texas. As of December 7, 2016, we had 90 full time equivalent employees. We operate with a single shift, and capacity could be expanded by adding a second shift. Our proprietary processes and methodologies provide barriers to entry for other competing suppliers. In many cases, we are the sole source provider or one of only two providers of a product. We have capabilities which include machining, bonding, painting, tracking, engraving and assembly and can perform both optical and environmental testing in-house. We renewed the lease on our 49,100 square foot, Richardson, Texas facility, effective as of December 10, 2013, with a lease expiration of March 31, 2021. As of December 7, 2016, the Richardson facility operates with 52 full time equivalent employees in a single shift operation.

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In November 2014, we also acquired a business unit from L-3 Communications, Inc., which is described herein below under “Recent Events — Acquisition”. The acquisition, Applied Optics Center, is located in Dallas, Texas with leased premises consisting of approximately 44,867 square feet of space. As of December 7, 2016, the Applied Optics Center operates with 38 full time equivalent employees in a single shift operation.

Contracts

Many of our contracts allow for government contract financing in the form of contract progress payments pursuant to Federal Acquisition Regulation 52.232-16, “Progress Payments”.  As a small business, and subject to certain limitations, this clause provides for government payment of up to 90% of incurred program costs prior to product delivery.  To the extent our contracts allow for progress payments, we intend to utilize this benefit, thereby minimizing the working capital impact on us for materials and labor required to complete the contracts.

Our contracts allow for Federal Acquisition Regulation 52.243-1 which entitles the contractor to an “equitable adjustment” to the contract if the contract changes result in a change in contract costs or time of performance.  In essence, an equitable price adjustment request is a request for a contract price modification (generally an increase) that allows for the contractor to be “made whole” for additional costs incurred which were necessitated by some modification of the contract effort.  This modification may come from an overt change in U.S. Government requirements or scope, or it may come from a change in the conditions surrounding the contract (e.g., differing site conditions or late delivery of U.S. Government-furnished property) which result in statement of work additions, deletions, part substitutions, schedule or other changes to the contract which impact the contractor’s overall cost to complete.

Each contract with our customers has specific quantities of material that need to be purchased, assembled, and then shipped. Prior to bidding a contract, we contact potential sources of material and receive qualified quotations for each material. In some cases, the entire volume is given to a single supplier and in other cases, the volume might be split between several suppliers. If a contract has a single source supplier and that supplier fails to meet their obligations (e.g., quality, delivery), then we would attempt to find an acceptable alternate supplier, and if successful, we would then renegotiate contractual deliverables (e.g., specifications, delivery, price). As of December 7, 2016, approximately 17% of our material requirements are single-sourced across 10 suppliers representing approximately 13% of our active supplier orders. Single-sourced component requirements span across all of our major product lines. Of these single sourced components, we have material contracts (purchase orders) with firm pricing and delivery schedules in place with each of the suppliers to supply the parts necessary to satisfy our current contractual needs.

We are subject to, and must comply with, various governmental regulations that impact, among other things, our revenue, operating costs, profit margins and the internal organization and operation of our business. The material regulations affecting our U.S. government business are summarized in the table below.

Regulation	Summary
Federal Acquisition Regulation	The principal set of rules in the Federal Acquisition Regulation System. This system consists of sets of regulations issued by agencies of the federal government of the United States to govern what is called the “acquisition process,” which is the process through which the government acquires goods and services. That process consists of three phases: (1) need recognition and acquisition planning, (2) contract formation, and (3) contract administration. This system regulates the activities of government personnel in carrying out that process. It does not regulate the purchasing activities of private sector firms, except to the extent that those activities involve government solicitations and contracts by reference.

International Traffic in Arms Regulations	United States government regulations that control the export and import of defense-related articles and services on the United States Munitions List. These regulations implement the provisions of the Arms Export Control Act.

Truth in Negotiations Act	A public law enacted for the purpose of providing for full and fair disclosure by contractors in the conduct of negotiations with the government. The most significant provision included is the requirement that contractors submit certified cost and pricing data for negotiated procurements above a defined threshold of $750,000. It requires contractors to provide the government with an extremely broad range of cost or pricing information relevant to the expected costs of contract performance, and it requires contractors and subcontractors to submit cost or pricing data to the government and to certify that, to the best of their knowledge and belief, the data are current, accurate, and complete.

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We are responsible for full compliance with the Federal Acquisition Regulation. Upon award, the contract may identify certain regulations that we need to meet. For example, a contract may allow progress billing pursuant to specific Federal Acquisition Regulation clauses incorporated into the contract. Other contracts may call for specific first article acceptance and testing requirements. The Federal Acquisition Regulation will identify the specific regulations that we must follow based on the type of contract awarded. The Federal Acquisition Regulation also contains guidelines and regulations for managing a contract after award, including conditions under which contracts may be terminated, in whole or in part, at the government’s convenience or for default. These regulations also subject us to financial audits and other reviews by the government of our costs, performance, accounting and general business practices relating to our government contracts, which may result in adjustment of our contract-related costs and fees and, among other things and impose accounting rules that define allowable and unallowable costs governing our right to reimbursement under certain contracts.

First Article Testing and Acceptance requirements consist of specific steps. For example, the first article testing associated with Howitzer-type product is comprehensive and time consuming. The dimensions and material specifications of each piece of the assembly must be verified, and each product has in excess of 100 piece parts. Once the individual piece parts are verified to be compliant to the specification, the assembly processes are documented and verified. A sample of the production (typically three units) is verified to meet final performance specifications. Once the units meet the final performance specification, they are then subjected to accelerated life testing, a series of tests which simulate the lifetime use of the product in the field. This consists of exposing the units to thermal extremes, humidity, mechanical shock, vibration, and other physical exposure tests. Once completed, the units undergo a final verification process to ensure that no damage has occurred as a result of the testing and that they continue to meet the performance specification. All of the information and data is recorded into a final first article inspection and test report and submitted to the customer along with the test units for final approval. First Article Acceptance and Testing is generally required on new contracts/product awards but may also be required on existing products or contracts where there has been a significant gap in production, or where the product has undergone significant manufacturing process, material, tooling, equipment or product configuration changes.

We are also subject to laws, regulations and executive orders restricting the use and dissemination of information deemed classified for national security purposes and the exportation of certain products and technical data as covered by the International Traffic in Arms Regulation. In order to import or export items listed on the U.S. Munitions List, we are required to be registered with the Directorate of Defense Trade Controls office. The registration is valid for one year, and the registration fees are established based on the number of license applications submitted the previous year. We currently have an approved and current registration on file with the Directorate of Defense Trade Controls office. Once the registration is approved, each import/export license must be filed separately. License approval requires the company to provide proof of need, such as a valid contract or purchase order requirement for the specific product or technical data requested on the license and requires a detailed listing of the items requested for export/import, the end-user, the end-user statement, the value of the items, consignees/freight forwarders and a copy of a valid contract or purchase order from the end-user. The approval process for the license can vary from several weeks to six months or more. The licenses we currently use are the DSP-5 (permanent export), DSP-6 (license revisions) and DSP-73 (temporary export).

The aforementioned licenses are valid for 48 months from date that each such license is issued as set forth on the table below (updated as of November 28, 2016).

DSP - 5 licenses	Issue Date	Expiration Date (48 months of issue)	Total Contract Value ($)
050430589	1/25/2013	1/24/2017	$2,568
050426798	2/8/2013	2/7/2017	1,000
050435218	3/7/2013	3/6/2017	88,760

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DSP - 5 licenses	Issue Date	Expiration Date (48 months of issue)	Total Contract Value ($)
050439431	3/7/2013	3/6/2017	9,741
050455029	6/10/2013	6/9/2017	4,203
050457320	6/24/2013	6/23/2017	187,721
050459204	6/28/2013	6/27/2017	185,879
050468553	7/29/2013	7/28/2017	88,182
050468550	8/30/2013	8/29/2017	81,142
050470855	9/9/2013	9/8/2017	1,969
050486760	12/5/2013	12/4/2017	2,542
050486727	12/6/2013	12/5/2017	21,040
050490628	1/3/2014	1/2/2018	45,928
050490371	1/14/2014	1/13/2018	14,290
050497324	2/1/2014	1/31/2018	15,384
050497307	2/12/2014	2/11/2018	11,881
050497162	2/20/2014	2/19/2018	2,122
050501481	2/26/2014	2/25/2018	255,700
050504795	3/27/2014	3/26/2018	26,794
050511388	4/21/2014	4/20/2018	30,086
050510061	5/19/2014	5/18/2018	10,564
050521562	6/27/2014	6/26/2018	3,108
050521680	7/7/2014	7/6/2018	10,572
050521706	7/15/2014	7/14/2018	7,441
050521673	7/15/2014	7/14/2018	1,236
050521555	7/17/2014	7/16/2018	18,970
050530555	9/22/2014	9/21/2018	4,930
050537697	11/4/2014	11/3/2018	6,028
050539610	11/14/2014	11/13/2018	7,746
050486913	11/20/2014	11/19/2018	79,882
050490381	12/11/2014	12/10/2018	36,250
050546222	1/9/2015	1/8/2019	2,950
050549789	2/18/2015	2/17/2019	53,720
050549846	2/23/2015	2/22/2019	165,372
050549534	2/25/2015	2/24/2019	88,555
050549933	2/27/2015	2/26/2019	34,888
050549843	3/23/2015	3/22/2019	1,213
050553879	3/23/2015	3/22/2019	4,066
050553874	3/27/2015	3/26/2019	3,472
050553876	3/27/2015	3/26/2019	1,021
050560846	5/21/2015	5/20/2019	6,418
050560953	5/29/2015	5/28/2019	1,792
050561878	6/5/2015	6/4/2019	75,047
050562319	6/12/2015	6/11/2019	2,815
050560740	6/30/2015	6/29/2019	3,308
050565738	7/9/2015	7/8/2019	1,543
050566061	7/22/2015	7/21/2019	27,401
050561747	7/27/2015	7/26/2019	250
050565746	7/30/2015	7/29/2019	1,543
050568890	8/7/2015	8/6/2019	4,204
050570373	8/21/2015	8/20/2019	4,297
050571083	9/8/2015	9/7/2019	92,042
050574185	9/25/2015	9/24/2019	413,263

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DSP - 5 licenses	Issue Date	Expiration Date (48 months of issue)	Total Contract Value ($)
050581564	12/11/2015	12/10/2019	2
050581341	12/17/2015	12/16/2019	30,541
050582302	12/17/2015	12/16/2019	402
050581218	12/18/2015	12/17/2019	4,298
050573342	10/7/2015	10/6/2019	203,832
050581341	12/17/2015	12/16/2019	30,541
050573343	10/7/2015	10/6/2019	8,446
050582108	1/20/2016	1/19/2020	1,075
050586060	2/24/2016	2/23/2020	931
050598474	6/10/2016	6/9/2020	35,713
050596660	6/23/2016	6/22/2020	631
050598467	6/23/2016	6/22/2020	4,519
050601710	7/12/2016	7/11/2020	6,757
050596660	6/20/2016	6/19/2020	631
050607056	10/5/2016	10/4/2020	10,001
050587550	3/1/2016	2/29/2020	1
050602855	7/27/2016	7/26/2020	75,552
050603610	8/9/2016	8/8/2020	6,094
050596718	6/28/2016	6/27/2020	917
050612378	11/28/2016	11/27/2020	292,670
050612416	11/28/2016	11/27/2020	151,761
050612399	11/28/2016	11/27/2020	46,301
050612547	11/28/2016	11/27/2020	6,976
050612382	11/28/2016	11/27/2020	83,902
050612402	11/28/2016	11/27/2020	45,801

DSP - 6 Licenses	Issue Date	Expiration Date (48 months of issue)	Total Contract Value ($)
060046631	10/22/2015	10/6/2019	$-
060046632	10/21/2015	10/6/2019	-

DSP - 73 Licenses	Date Issued	Expiration Date (48 months of issue)	Total Contract Value ($)
730053549	7/29/2015	7/28/2019	$30,000.00

Licenses are subject to termination if a licensee is found to be in violation of the Arms Export Control Act or the International Traffic in Arms Regulations requirements. If a licensee is found to be in violation, in addition to a termination of its licenses, it can be subject to fines and penalties by the government.

Our contracts may also be governed by the Truth in Negotiation Act requirements where certain of our contracts or proposals exceed the $750,000 threshold and/or are deemed as sole source, or non-competitive awards, covered under this act. For these contracts, we must provide a vast array of cost and pricing data in addition to certification that our pricing data and disclosure materials are current, accurate and complete upon conclusion of the negotiation. Due to the additional disclosure and certification requirements, if a post contract award audit were to uncover that the pricing data provided was in any way not current, accurate or complete as of the certification date, we could be subjected to a defective pricing claim adjustment with accrued interest. Currently, we do not have any pending defective pricing claim adjustments. Additionally, as a result of this requirement, contract price negotiations may span from two to six months and can result in undefinitized or not to exceed ceiling priced contracts subject to future downward negotiations and price adjustments. Currently, we do not have any undefinitized contracts subject to further price negotiation.

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Our failure to comply with applicable regulations, rules and approvals or misconduct by any of our employees could result in the imposition of fines and penalties, the loss of security clearances, the loss of our U.S. government contracts or our suspension or debarment from contracting with the U.S. government generally, any of which could have a material adverse effect our business, financial condition, results of operations and cash flows. We are currently in compliance with all applicable regulations and do not have any pending claims as a result of noncompliance.

The terms of our material contracts are as follows (updated as of October 2, 2016):

Customer	Customer PO/Contract	Contract Type(1)	Total Award Value(2) (millions)	Order Period Expiration	Remaining Value(3) (millions)	Delivery Period

GDLS – Canada(4) DDAN Sighting Systems	Subcontract PO 35334144	FFPQ	$8.7	N/A	$1.0	Mid 2012 – Sept 2017

GDLS – Canada(5) DDAN Sighting Systems	Subcontract PO 35419634	FFPQ	$1.0	N/A	$1.0	Sept 2017

USACC – Warren(6) Plastic Periscopes	Prime Contract W56HZV-16-C-0091	FFPQ PP	$1.1	April 13, 2017	$0.7	Oct 2016 – Dec 2016

General Dynamics(7)	Subcontract PO 40242047	FFPQ	$1.3	N/A	$1.1	Aug 2016 – Jan 2018

DLA Aviation(8)	Prime Contract SPE4A616C0228	FFPQ	0.6	N/A	$0.6	May 2017

DLA Warren(9)	Prime Contract SPRDL116C0280	FFPQ	0.5	N/A	$0.5	May 2017

(1)	FFPQ – Firm fixed price and quantity. Payment terms on shipments are net 30-45 days. PP – Progress Billable.
(2)	“Total Award Value” as included in the table represents the total value of all delivery orders against the prime contract that have already been awarded to us. The total award value represents already awarded delivery order contracts. Based on our historical experience with these contracts and other similar contracts, the amount awarded has directly correlated to the amount received.
(3)	The “Remaining Value” depicts the open undelivered values remaining to be delivered against the contract awards as of June 26, 2016. Only these undelivered values of the contracts may be subject to the contract termination clause. It has been our experience that these clauses are rarely invoked.
(4)	Contract was awarded on October 24, 2011 but effective November 4, 2011 as the date on which approved for disclosure by contractor. Total award value includes all statement of work change orders through June 26, 2016.
(5)	New contract award quantity added on December 3, 2013 as a follow on quantity to the original PO 35334144.
(6)	New prime U.S. government contract award on April 13, 2016 for $0.84 million. The awarded contract includes a 100%, one year option quantity, up to an additional $0.84 million from the base award. As of July 12, 2016 $0.22 million in option quantity values had been awarded.
(7)	New contract award quantity awarded on January 24, 2016.
(8)	New contract award quantity awarded on July 16, 2016.
(9)	New contract award quantity awarded on August 16, 2016.

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Market Opportunity — U.S. Military

During the twelve months ending October 2, 2016, approximately 64% of our business was in support of U.S. military products. The chart below was derived from public government spending sources and depicts total U.S. military spending from 2007 through 2015 and forecasted spending through 2021. The purpose of including this chart is to provide the reader with historical trend data and projected U.S. military defense and procurement spending over time. Military spending peaked at $678.1 billion in 2011. As of fiscal year 2016 the total projected military spending is projected to decline by 15.0% from the peak 2011 level. However, the military procurement in the below chart depicts a more significant decline through 2016 of 22.4% to $103.6 billion from its peak level of $133.6 billion in 2010. It is difficult to directly tie this spending to any specific military vehicles; however, we serve the U.S. armed forces, active duty and reserves, plus various state national guards.

The U.S. government spending reductions have had a significant impact on our product lines during these years as our products directly support various types of U.S. military land vehicle procurements. The projected total military spending will approximate or decline slightly from the current spending levels through fiscal year 2021. As a result of lower U.S. government spending, the Company has continued to explore other opportunities for manufacturing outside of our traditional product lines for products which could be manufactured using our existing lines in order to fully utilize our existing capacity. We do not believe that the recent presidential election will cause a major change in the direction of funding or product need for the U.S. military. Maintenance will still be required, and the opportunities for us to upgrade existing systems with higher performing systems will continue to present themselves. Further, we continue to look for additional strategic businesses to acquire that will strengthen our existing product line, expand our operations, and enter new markets.

The following factors are important to the U.S. military:

•	Product reliability — failure can cost lives

•	Speed to delivery and adherence to delivery schedule

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•	System life cycle extension

•	Low cost/best value

•	Visual aids for successful execution of mission objectives

•	Mission critical products specifically related to soldier safety.

We focus on delivering products that satisfy these factors and believes it is well positioned to continue to service U.S. and foreign military needs.

Market Opportunity — Foreign Military

Despite the downturn in U.S. military spending, foreign military funding for products built in the United States for selected foreign militaries has held to peak funding levels. Thus, we have increased efforts to promote our proven military products, as well as newly improved product solutions directly to foreign military representatives. In 2014, we completed the first shipments of M17 Day/Thermal Periscope (NSN 6650-01-619-6545) to a country in South America. During fiscal year 2016, Optex Systems completed its first order of its patented M17 Day / Thermal Periscope for $0.6 million to Brazil. These direct sales transactions allow us to directly serve South American customers and affect influence into their future procurements. Additionally, shipment of the new M17 Day/Thermal Periscope validates our efforts to upgrade existing platforms with new technology. The M17 Day/Thermal Periscope is a cost effective upgrade to existing systems in that it provides both day and thermal views specifically designed for driving armored vehicles. It can be installed in vehicles which were originally designed without this technology and may be used as a backup to existing systems. We anticipate our efforts in South America will culminate in new orders for this technology in the near term. We are now bidding on several substantial government contracts to expand sales and production beyond the current production and backlog. For example, we are supporting General Dynamics Land Systems in their efforts related to the production of the Israeli Namer Armored Personnel Carrier (aka Merkava APC). We will continue to pursue international opportunities through direct sales (e.g., General Dynamics Land Systems — Canada), International Parts Supply and through other existing customers (e.g., General Dynamics Land Systems — Israeli Namer Project).

We are also exploring possibilities to adapt some of our products for commercial use in those markets that demonstrate potential for solid revenue growth, both domestically and internationally.

Market Opportunity — Commercial

Our products are currently sold to military and related government markets. We believe there may be opportunities to commercialize various products we presently manufacture to address other markets. Our initial focus will be directed in four product areas.

•	Big Eye Binoculars — While the military application we produce is based on mature military designs, we own all castings, tooling and glass technology. These large fixed mount binoculars could be sold to cruise ships, personal yachts and cities/municipalities. The binoculars are also applicable to fixed, land based outposts for private commercial security as well as border patrols and regional law enforcement.

•	Night Vision Sight — We have manufactured the optical system for the NL-61 Night Vision Sight for the Ministry of Defense of Israel. This technology could be implemented for commercial applications.

•	Infrared Imaging Equipment — We manufacture and assemble infrared imaging equipment and components for Raytheon’s Thermal Imaging M36 Mount product and has recently added a low-cost, uncooled, thin film, thermal imager through its partnership with selective suppliers. This combined equipment and technology has potential applications with the border patrol, police and governmental or commercial security agencies.

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•	Thin Film Coatings — The acquisition of the Applied Optics Center (AOC) also creates a new sector of opportunity for commercial products for us. Globally, commercial optical products use thin film coatings to create product differentiation. These coatings can be used for redirecting light (mirrors), blocking light (laser protection), absorbing select light (desired wavelengths), and many other combinations. They are used in telescopes, rifle scopes, binoculars, microscopes, range finders, protective eyewear, photography, etc. Given this broad potential, the commercial applications are a key opportunity going forward.

•	Optical Assemblies – Through the Applied Optics Center, we are utilizing our experience in military sighting systems to pursue commercial opportunities associated with products that incorporate multi-lens optical cell assemblies, bonded optical elements and mechanical assemblies. There are a wide variety of products in the medical, machine vision, automotive and outdoor recreation fields that can benefit from our capabilities. Support to domestic customers for these type products has driven significant increases in overall sales during the last two years.

Customer Base

We serve customers in four primary categories: as prime defense contractor (TACOM Life Cycle Command, DLA (Defense Logistics Agency) Warren, U.S. Army, Navy and Marine Corps), as defense subcontractor (General Dynamics, L-3 Communications, BAE, and NorcaTec) and also as a military supplier to foreign governments (Israel, Australia, South America and NAMSA) and a commercial optical assembly supplier (Nightforce Optics, Cabela’s). During the twelve months ended October 2, 2016, we derived approximately 84% of our gross business revenue from four major customers: U.S. government agencies (45%), General Dynamics (18%), Exelis (6%), Nightforce Optics, Inc. (15%). We have approximately 80 discrete contracts for items that are utilized in vehicles, product lines and spare parts. Due to the high percentage of prime and subcontracted U.S. defense revenues, large customer size and the fact that there are multiple contracts with each entity, which are not interdependent, we are of the opinion that this provides us with a fairly well diversified revenue pool.

Marketing Plan

Potential Entrants — Low Risk to us. In order to enter this market, potential competitors must overcome several barriers to entry. The first hurdle is that an entrant would need to prove to the government agency in question the existence of a government approved accounting system for larger contracts. Second, the entrant would need to develop the processes required to produce the product. Third, the entrant would then need to produce the product and then submit successful test requirements (many of which require lengthy government consultation for completion). Finally, in many cases, the customer has an immediate need and therefore cannot wait for this qualification cycle and therefore must issue the contracts to existing suppliers.

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Historically, we competed with two other companies in different spaces. First, we previously competed with Miller-Holzwarth in the plastic periscope business. In July 2012, Miller-Holzwarth, Inc. ceased operations apparently as a result of an inability to meet its financial obligations combined with a decline in defense market conditions. Second, we currently compete with Seiler Instruments for fire control products. These contracts are higher value products, but lower quantities. Given the expense of development and qualification testing, the barrier to entry is high for new competitors. During the last four years, overall plastic periscope demand quantities have declined, while competition on the lower level periscope products has significantly increased as new contractors aggressively compete for market share amongst the existing customer base and quantities.

Buyers — Medium Risk to us. In most cases the buyers (usually government agencies or defense contractors) have two fairly strong suppliers. It is in their best interest to keep at least two, and therefore, in some cases, the contracts are split between suppliers. In the case of larger contracts, the customer can request an open book policy on costs and expects a reasonable margin to have been applied.

Substitutes — Low Risk to us. We have both new vehicle contracts and replacement part contracts for the exact same product. The U.S. government has declared that the Abrams/Bradley base vehicles will be the ground vehicle of choice through 2040.

The Bradley vehicle has been in service for 28 years, the Abrams for 27 years. In February 2008, the U.S. Army signed a multiyear third party contract for the delivery of improved Abrams and Bradleys. The contract is for up to 435 tanks and 540 Bradley vehicles. These are the only production tanks currently in production by the government. This, in conjunction with the 30-year life span, supports their continued use through 2040. The Abrams is the principal battle tank of the United States Army and Marine Corps, and the armies of Egypt, Kuwait, Saudi Arabia, and since 2007, Australia. The new contract terms allow efficiencies within the supply chain and a very long return on investment on new vehicle proposals.

Suppliers — Low to Medium Risk to Optex Systems Holdings. The suppliers of standard processes (e.g., casting, machining and plating) need to be very competitive to gain and/or maintain contracts. Those suppliers of products that use top secret clearance processes are slightly better off; however, there continues to be multiple avenues of supply and therefore only moderate power.

Consistent with our marketing plan and business model, the AOC acquisition strengthened our overall position by decreasing the bargaining power of their suppliers through the backwards integration of a key supplier and created additional barriers of entry of potential competitors. Overall, the customer base and the competition have seen the acquisition as creating a stronger company.

The second model is a two by two matrix for products and customers.

Chile M17 Day/Thermal
	USACC Binoculars	Brazil M17 Day/Thermal
New Products	GDLS DDAN	Israel M17 Day/Thermal
	Commercial Optical Lens	Commercial: Optical Lens, Spotting Scopes, Monocular Lens

USACC Periscopes, Back Up Sights,
	Binoculars, Vision Blocks,	Marines Sighting Systems
ACOG Filter Units
	GDLS Periscopes, Collimators	Commercial: Optical Lens, Spotting
Existing Products		Scopes, Monocular Lens
BAE Periscopes
L3- Laser Interface Filters
DLAOptical Elements
	Existing Customers	New Customers

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This product/customer matrix sets forth our four basic approaches:

1)	Sell existing products to existing customers.

2)	Sell existing products to new customers.

3)	Develop new products to meet the needs of our existing customers.

4)	Develop new products to meet the needs of new customers.

The product categories described in the above matrix are associated with the product lines set forth below:

Product Line	Product Category
Periscopes	Laser & Non Laser Protected Plastic & Glass Periscopes, Electronic M17 Day/Thermal Periscopes, Vision Blocks

Sighting Systems	Back Up Sights, Digital Day and Night Sighting Systems (DDAN), M36 Thermal Periscope, Unity Mirrors

Howitzers	M137 Telescope, M187 Mount, M119 Aiming Device

Other	Muzzle Reference Systems (MRS), Binoculars, Collimators, Optical Lenses & Elements, Windows

Applied Optics Center	ACOG Laser filter, Laser Filter Interface, Optical Assemblies

Operations Plan

Our operations plan can be broken down into three distinct areas: material management, manufacturing space planning and efficiencies associated with economies of scale.

Materials Management

The largest portion of our costs is materials. We have completed the following activities in order to demonstrate continuous improvement:

-	Successful completion of annual surveillance audit for ISO 9001:2008 certificate, with no major nonconformance issues

-	Weekly cycle counts on inventory items

-	Weekly material review board meeting on non-moving piece parts

-	Kanban kitting on products with consistent ship weekly ship quantities

-	Daily cross functional floor meetings focused on delivery, yields and labor savings

-	Redesigned floor layout using tenant improvement funds

-	Daily review of yields and product velocity

-	Bill of material reviews prior to work order release

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Future continuous improvement opportunities include installation and training of shop floor control module within the ERP system and organizational efficiencies of common procurement techniques among buyers.

Manufacturing Space Planning

We currently lease 93,967 square feet of manufacturing space (see “Location and Facility”), including the additional leased space in conjunction with our recent acquisition as described under “Recent Events”. Our current facilities are sufficient to meet our immediate production needs without excess capacity. As our processes are primarily labor driven, we are able to easily adapt to changes in customer demand by adjusting headcounts, overtime schedules and shifts in line with production needs. In the event additional floor space is required to accommodate new contracts, Optex has the option to lease adjacent floor space at the current negotiated lease cost per square foot. Consistent with the space planning, we will drive economies of scale to reduce support costs on a percentage of sales basis. These cost reductions can then be either passed through directly to the bottom line or used for business investment.

Our manufacturing process is driven by the use of six sigma techniques and process standardization. Initial activities in this area have been the successful six sigma projects in several production areas which have led to improved output and customer approval on the aesthetics of the work environment. In addition, we use many tools including 5S programs, six sigma processes, and define, measure, analyze, improve, control (DMAIC) problem solving techniques to identify bottlenecks within the process flow, reduce cost and improve product yields. Successful results can then be replicated across the production floor and drive operational improvements.

Economies of Scale

Plant efficiencies fluctuate as a function of program longevity, complexity and overall production volume. Our internal processes are primarily direct labor intensive and can be more easily adapted to meet fluctuations in customer demand; however, our material purchases, subcontracted operations and manufacturing support costs are extremely sensitive to changes in volume. As our volume increases, our support labor, material and scrap costs decline as a percentage of revenue as we are able to obtain better material pricing, and scrap, start up and support labor (fixed) costs and they are spread across a higher volume base. On the contrary, as production volumes decline, our labor and material costs per unit of production generally increase. Additional factors that contribute to economies of scale relate to the longevity of the program. Long running, less complex programs (e.g., periscopes) do not experience as significant of an impact on labor costs as production volumes change, as the associated workforce is generally less skilled and can be ramped quickly as headcounts shift. Our more complex thin laser filter coatings, Howitzer and thermal day/night programs are more significantly impacted by volume changes as they require a more highly-skilled workforce and ramp time is longer as the training is more complex. We continually monitor customer demand over a rolling twelve-month window and in order to anticipate any changes in necessary manpower and material which allows us to capitalize on any benefits associated with increased volume and minimize any negative impact associated with potential declines in product quantities.

Intellectual Property

We utilize several highly specialized and unique processes in the manufacture of our products. While we believe that these trade secrets have value, it is probable that our future success will depend primarily on the innovation, technical expertise, manufacturing and marketing abilities of our personnel. We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure. The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach. Additionally, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others. We possess two patents and have applied for another in the US and in foreign countries. While we are optimistic that our application will be approved, we cannot guarantee that this patent application will ever transpire into an awarded patent. The claims were based on technology which is believed to be unique; however, there are many companies and many patents already awarded in this space. Further, the time frame for the US Patent and Trademark Office to review the patent application and engage in negotiations cannot be guaranteed.

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Our competitors, many of which have substantially greater resources, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although we believe that our products do not infringe on the patents or other proprietary rights of third parties, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

In May 2015, we announced the issuance to us of U.S. Patent No. 13,792,297 titled “ICWS Periscope”. This invention improves previously accepted levels of periscope performance that, in turn, improve soldier’s safety.

In December 2013, Optex Systems, Inc. was issued U.S. Patent No. 23,357,802 titled “Multiple Spectral Single Image Sighting System Using Single Objective Lens Set.” The technology platform, designed for our DDAN program, is applicable to all ground combat vehicles used by the US and foreign militaries. This invention presents a single image to both day and night sensors using precision optics, which in turn allows the user to individually observe day, night, or day and night simultaneously. In addition, it has proven to be especially useful in light transition points experienced at dusk and dawn. We are in production and currently delivering sighting systems with this advanced technology, a significant upgrade in the goal of supporting our customers as they modernize the worldwide inventory of aging armored vehicles. This technology is applicable to many sighting systems, and it has already been designed for implementation on the Light Armored Vehicles, the Armored Security Vehicle, the Amphibious Assault Vehicle, and the M60 Main Battle Tank. Digital Day and Night technology has advanced the capabilities of these installed weapon systems and is the first in a series of patents we have applied for to protect our Intellectual Property portfolio in support of the warfighters who use these systems.

In May 2012, we purchased a perpetual, non-exclusive license, with a single up front license fee of $200,000 to use Patent 7,880,792 “Optical and Infrared Periscope with Display Monitor” owned by Synergy International Optronics, LLC. We believe the purchase of the license agreement may allow us to extend and expand our market potential for the M113APC vehicle type which has the highest number of commonly used armored vehicles in the world. The current estimated active M113 APC worldwide inventory is over 80,000 units. This licensing of this patent allows us to develop additional products for this vehicle type, including the M17 Day/Thermal and M17 Day/Night periscopes. We are actively marketing the new periscopes internationally and completed our first international shipment utilizing this technology in March 2014. We continue to prototype these products and demonstrate them to potential customers.

Competition

The markets for our products are competitive. We compete primarily on the basis of our ability to design and engineer products to meet performance specifications set by our customers. Our customers include military and government end users as well as prime contractors that purchase component parts or subassemblies, which they incorporate into their end products. Product pricing, quality, customer support, experience, reputation and financial stability are also important competitive factors.

There are a limited number of competitors in each of the markets for the various types of products that we design, manufacture and sell. At this time, we consider our primary competitors for the Optex, Richardson site to be Seiler Instruments, Kent Periscopes and Synergy International Optronics, LLC. The Applied Optics Center thin film and laser coatings products compete primarily with Materion-Barr, Artemis and Alluxa.

Our competitors are often well entrenched, particularly in the defense markets. Some of these competitors have substantially greater resources than we do. While we believe that the quality of our technologies and product offerings provides us with a competitive advantage over certain manufacturers, some of our competitors have significantly more financial and other resources than we do to spend on the research and development of their technologies and for funding the construction and operation of commercial scale plants.

We expect our competitors to continue to improve the design and performance of their products. We cannot assure investors that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features, or that new technology or processes will not emerge that render our products less competitive or obsolete. Increased competitive pressure could lead to lower prices for our products, thereby adversely affecting our business, financial condition and results of operations. Also, competitive pressures may force us to implement new technologies at a substantial cost, and we may not be able to successfully develop or expend the financial resources necessary to acquire new technology. We cannot assure you that we will be able to compete successfully in the future.

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Employees

We had 91 full time equivalent employees as of October 2, 2016. We also utilize small temporary work forces to handle peak loads as needed. To the best of our knowledge, we are compliant with local prevailing wage, contractor licensing and insurance regulations, and has good relations with its employees, who are not currently unionized.

Leases

We are headquartered in Richardson, TX and lease 93,967 combined square feet of facilities including Richardson, Texas and Dallas, Texas. We operate with a single shift, and capacity could be expanded by adding a second shift. Our proprietary processes and methodologies provide barriers to entry for other competing suppliers. In many cases, we are the sole source provider or one of only two providers of a product. We have capabilities which include machining, bonding, painting, tracking, engraving and assembly and can perform both optical and environmental testing in-house.

We renewed the lease on our 49,100 square foot, Richardson, Texas facility, effective as of December 10, 2013, with a lease expiration of March 31, 2021. As of October 2, 2016, the Richardson facility operates with approximately 53 full time equivalent employees in a single shift operation.

In November 2014, we also acquired a new business unit from L-3 Communications, Inc., which is described herein below under “Recent Events — Acquisition”. The acquisition, the Applied Optics Center, is located in Dallas, Texas with leased premises consisting of approximately 44,867 square feet of space. We executed a new lease for the Applied Optics Center location, effective as of October 1, 2016, which was countersigned by the landlord on October 21, 2016. The term of the lease expires October 31, 2021. There are two renewal options available to the tenant, and each renewal term is five years in duration. As of October 2, 2016, Applied Optics Center operates with approximately 38 full time equivalent employees in a single shift operation.

MANAGEMENT

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Our company is led by Danny Schoening, who has served as COO since 2009 and was appointed CEO in 2013, and Peter Benz who was appointed as a Director by its Board of Directors and was also elected as Chairman of the Board of Directors on November 19, 2014.

As of October 2, 2016, our board of directors consists of five active directors which includes three independent directors and two internal directors as discussed below.

Our board leadership structure is used by other smaller public companies in the United States, and we believe that this leadership structure is effective for us. We believe that having a separate Chief Executive Officer (principal executive officer) and Chairman is the correct form of leadership for us. We believe that due to our small size bifurcating the leadership role provides for a second point of view and oversight rather than consolidating the role in one individual, who is also tasked with our day to day affairs. We believe that our directors provide effective oversight of the risk management function, especially through dialogue between the full board and our management. Our directors serve for a one year term and if there is no election until their successors are elected and duly qualify. We intend to have our majority holders re-elect the Board in fiscal 2016 as a formality.

We do not currently consider diversity in identifying nominees for director. Due to our small size, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

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On August 4, 2016, our Board of Directors approved election of our current board of directors to serve another one year term (or until the 2017 Annual Meeting, whichever is later) and if there is no reelection by that time, to serve until their successors are elected and duly qualify. On August 17, 2016, our majority shareholder, Sileas Corporation, elected our current Board of Directors to serve another one year term (or until the 2017 Annual Meeting, whichever is later) and if there is no reelection by that time, to serve until their successors are elected and duly qualify. We filed a Definitive Schedule 14C with the SEC on August 26, 2016 and mailed such Definitive Schedule 14C to our shareholders promptly thereafter.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our current officers and directors were appointed on March 30, 2009, the closing date of the reorganization, except as otherwise noted.

The following table sets forth certain information with respect to our directors and executive officers:

Name	Age	Position
Peter T. Benz(2)	56	Chairman of the Board and Director
Stanley Hirschman(4)	69	President
David Kittay(3)	52	Director
Owen Naccarato(3)	67	Director
Charles Trego(3)	65	Director
Danny Schoening	52	Chief Executive Officer, Chief Operating Officer and Director
Karen L. Hawkins(1)	51	Chief Financial Officer

(1)	Effective November 19, 2014, Karen Hawkins, formerly our Vice President of Finance and Controller, was appointed as our Chief Financial Officer.

(2)	Also effective November 19, 2014, Peter Benz was appointed as a Director by our Board of Directors and was also elected as our Chairman of the Board of Directors.

(3)	Elected as a director effective as of May 27, 2015 and is an independent director as such term is defined under NASDAQ Listing Rule 5605(b)(2) and Exchange Act Rule 10A-3.

(4)	Effective November 4, 2015, Stanley Hirschman resigned as one of our directors.

Peter T. Benz. On November 19, 2014, Peter Benz was appointed as one of our Directors and was also elected as our Chairman of the Board of Directors. Mr. Benz serves as Chairman and Chief Executive Officer of Viking Asset Management, LLC and is a member of the Investment Committee. His responsibilities include assuring a steady flow of candidate deals, making asset allocation and risk management decisions and overseeing all business and investment operations. He has more than 25 years of experience specializing in investment banking and corporate advisory services for small growth companies in the areas of financing, merger/acquisition, funding strategy and general corporate development. Prior to founding Viking in 2001, Mr. Benz founded Bi Coastal Consulting Company where he advised hundreds of companies regarding private placements, initial public offerings, secondary public offerings and acquisitions. Mr. Benz currently serves as a director for usell.com, Inc, Starboard Resources, Embark Holdings and IDI, Inc. Prior to founding Bi Coastal Consulting, Mr. Benz was responsible for private placements and investment banking activities at Gilford Securities in New York, NY. Mr. Benz is a graduate of Notre Dame University. The Board of Directors has determined that Mr. Benz is suited to be a director because of his capital markets experience.

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David Kittay, is an experienced investment banker and asset manager. Mr. Kittay is Senior Vice President of North View Investment Banking Group responsible for facilitating the investment banking activities of the firm including relationship cultivation, mergers and acquisitions, capital formation, financial structuring and solutions. In October 2008 he co-founded Summerline Asset Management, a specialty investment firm, with which he has been involved on a continuous basis since 2008, which works with non-investment grade public and private companies requiring financing ranging from $5 to $100 million. Mr. Kittay holds a Bachelors of Arts from Ithaca College, Ithaca, New York and is a graduate of New York Law School holding his Juris Doctorate degree.

Our board of directors has determined that Mr. Kittay is suited to sit on our Board because of his long term experience with the capital markets.

Owen Naccarato, Esq., CPA and MBA, has for the last sixteen years been a practicing attorney, with his own firm, specializing in corporate and securities law. Mr. Naccarato specializes in SEC matters. Prior to practicing law, Mr. Naccarato has over twenty years of experience holding various high level financial and accounting positions with Fortune 500 and smaller firms in the manufacturing, leasing, consumer/commercial financing and real estate industries. Mr. Naccarato is a member of the ABA, the California State Bar, the Los Angeles County Bar and the Orange County Bar. Mr. Naccarato also earned a BS in Accounting from Northern Illinois University, an MBA from DePaul University and was a certified public accountant, having articulated in the State of Illinois. Our board of directors has determined that Mr. Naccarato is suited to sit on our Board because of his long standing capital markets experience.

Charles R. Trego, is currently a director (and former chief financial officer) of Axion Power International, Inc., a battery technology company based in New Castle, PA, and has served in various positions with Axion since 2010. He most recently served as Executive Vice President and Chief Financial Officer of Minrad International, an Amex-listed pharmaceutical and medical device company in Orchard Park, NY. Minrad was acquired by India’s Piramal Healthcare in early 2009, and Trego was an integral part of the acquisition strategy and managed the bridge financing through the transition. He served as a consultant providing financial management services to several companies from April 2009 to February 2010. Prior to that, from 2005 to 2008, he was Senior Vice President and Chief Financial Officer of Elmira NY-based Hardinge Inc, a Nasdaq-listed global machine tool company ($327 million in annual revenue), and from 2003 to 2005 he was Chief Financial Officer and Treasurer of Latham NY-based Latham International ($180 million in annual revenue), a privately held manufacturer and marketer of swimming pool components, His career began with a position as Senior Auditor with Ernst & Whinney in Dayton, and continued with financial officer positions with increasing responsibility with Ponderosa Inc., Bojangles of America, Rich Sea Pak, Rymer Foods and Rich Products Corporation. During his 14-year tenure as Chief Financial Officer at Rich Products, revenue increased from $650 million to more than $1.8 billion. He has over 30 years of experience as a financial officer of global middle businesses across several industries and includes private (family), public and private equity ownership structures. He has served as the chief financial officer of startup, turnaround, restructuring and growth businesses with revenue ranging from $25 million to $2 billion. Trego graduated from the University of Dayton in 1972 (BS in Accounting) and in 1978 (MBA). He achieved his CPA designation in 1973 from the State of Ohio. The Company has determined that Mr. Trego should serve as a director due to his long term finance and accounting experience.

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Danny Schoening. Mr. Schoening joined Optex Systems, Inc. (Texas) in January 2008. Upon the acquisition of the assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware), Mr. Schoening became the COO of Optex Systems, Inc. (Delaware) (as of September 28, 2008) and he commenced service with Optex Systems Holdings as its Chief Operating Officer as of the date of the reorganization, March 30, 2009 and was appointed Chief Executive Officer and as a Director in 2013. He has been instrumental in establishing the systems and infrastructure required to continue Optex System’s rapid growth. This activity was rewarded with Optex System’s recent ISO 9001:2000 Certification. From February 2004 to January 2008, Danny was the Vice President of Operations for The Finisar Corporation AOC Division for 4 years where he led a team of up to 200 employees to produce vertical cavity lasers for the data communications industry at production rates of hundreds of thousands of units per week. Prior to Finisar, Danny was the Director of Operations for multiple divisions of Honeywell International. Serving the Automotive, Medical, Aerospace, and Consumer Commercial Markets. During this 17-year period, Danny was recognized with Honeywell’s Lund Award, their highest award for developing employee resources. Danny has a broad experience level in the following technologies: Mechanical Assembly Processes, Micro-Electronic Assembly Processes, Laser Manufacturing, Plastic Molding, Metal Machining, Plating, Thick Film Printing, Surface Mount Technology, Hall Effect Technology and MEMS based Pressure Devices. Danny received a Bachelor’s of Science in Manufacturing Engineering Technology from the University of Nebraska, an MBA from Southern Methodist University, and holds three U.S. patents. The Board of Directors has determined that Mr. Schoening is suited to sit on our Board because of his industry experience and as he is the CEO.

Karen L. Hawkins. On November 19, 2014, Karen Hawkins was appointed as our Chief Financial Officer. Ms. Hawkins had previously served as our Vice President, Finance and Controller, since the date of the reorganization, March 30, 2009 and was the controller of Optex Systems, Inc. (Delaware), effective September 28, 2009. She began her employment with Optex Systems, Inc. (Texas) in April 2007. Ms. Hawkins has over 25 years’ experience in Financial Accounting and Management, primarily focused in the Defense and Transportation Industries. She has a strong background in both Financial & Cost Accounting, with extensive Government Pricing, Financial Analysis, and Internal Auditing experience. Her past history also includes Program Management, Materials Management and Business Development. She brings over 18 years’ direct experience in Government Contracting with a strong knowledge of Cost Accounting Standards Board and Federal Acquisition Regulation. Her previous employment includes General Dynamics — Ordinance and Tactical Division, Garland (formerly known as Intercontinental Manufacturing) for over 13 years from November, 1994 through March, 2007. During her tenure there she served in the roles of Controller (Accounting & IT), Program Manager over a $250M 3-year Army Indefinite Delivery/Indefinite Quantity (Indefinite Delivery/Indefinite Quantity) type contract, as well as Materials Manager with oversight of Purchasing, Production Control & Warehousing functions. Prior to her employment at General Dynamics, Ms. Hawkins served in various finance and accounting positions at Luminator, a Mark IV Industries Co, and Johnson Controls, Battery Division - Garland. Karen received her Bachelor’s Degree in Business Administration in Accounting from Stephen F. Austin State University in Texas in 1986 and became a Certified Public Accountant in 1992.

Stanley A. Hirschman. (Resigned as a director effective November 4, 2015) Mr. Hirschman served as a Director and President of Optex Systems, Inc. (Delaware) since September 28, 2008 and assumed the same roles on behalf of us on March 30, 2009, in which roles he is committed to providing Optex his management experience and provides direction and oversight of other executive officers and management. From 1997 to 2009, he was president of CPointe Associates, Inc., a Plano, Texas consulting group, and provided consulting and governance services to small public companies. Since February 2009 he has been the majority beneficial owner of Sileas Corp, our majority shareholder. During the past five years, Mr. Hirschman has also sat on the Board of Directors of Axion Power International, Inc. Prior to establishing CPointe Associates, he was Vice President Operations, Software Etc., Inc., a 396 retail software store chain, from 1989 until 1996. He has also held executive positions with T.J. Maxx, Gap Stores and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors, regularly participates in the KMPG Audit Committee Institute and is a graduate of the Harvard Business School Audit Committees in the New Era of Governance symposium. He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers. Our Board has determined that Mr. Hirschman is suitable for our Board due to his long term management and corporate governance experience.

Family Relationships

There are no family relationships among the officers and directors.

Presiding Director

Our Chairman, Merrick Okamoto, as Chairman, acted as the presiding director at meetings of our board of directors during the fiscal years ended 2014 and 2013. Effective as of November 19, 2014, Peter Benz took over as the Chairman and presiding director of the board meetings. In the event that the Chairman is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the directors in attendance.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors actively supports management’s adoption and implementation of many “best practices” in the area of corporate governance, including annual review of internal control changes, compensation practices, executive management and auditor retention. In 2015 and 2014, all directors attended a minimum of 75% of the meetings of the board of directors.

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Code of Ethics

Our board of directors has adopted a Code of Ethics which has been distributed to all directors, and executive officers, and will be distributed to employees and will be given to new employees at the time of hire. The Financial Code of Ethics contains a number of provisions that apply principally to our Principal Executive Officer, Principal Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations” section of our website (www.optexsys.com) under the section for corporate governance. We also intend to disclose any amendments or waivers of our Code on our website.

Board Meetings

We are incorporated under the laws of the State of Delaware. The interests of our stockholders are represented by the board of directors, which oversees our business and management.

The board of directors meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The board held two meetings (including special meetings) and took action by unanimous written consent three times during our fiscal year ended September 27, 2015.

Board Committees

On July 14, 2015, our board of directors confirmed the appointment of the following independent directors to serve on the following committees of our board of directors:

Audit Committee: Charles Trego (Chair) and David Kittay

Compensation Committee: Owen Naccarato (Chair) and David Kittay

Nominating Committee: David Kittay (Chair), Owen Naccarato and Charles Trego.

Kerry Craven, who was a member of the Board of Directors and a member of the Audit Committee, Compensation Committee and Nominating Committee, resigned from the Board of Directors on May 26, 2016.

The board also acknowledged the charters for each committee which are approved.

Mr. Trego has also been determined to be the Audit Committee financial expert, a position for which he qualifies as a long time chief financial officer of public reporting companies. Due to Ms. Craven’s resignation on May 26, 2016, the Committees remain the same although each has one less member.

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of stock of the Optex Systems Holdings, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Optex Systems Holdings, Inc., 1420 Presidential Drive, Richardson, TX 75081. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

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Director Attendance at Annual Meetings of Stockholders

Directors are encouraged to attend annual meetings, although such attendance is not required.

Board Independence

Our board of directors has determined that four of our directors would meet the independence requirements of the Nasdaq Capital Market, if such standards applied to the Company. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between the Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Director Compensation

See table below under “Executive Compensation — Director Compensation.”

Executive Compensation

The board of directors administers our option compensation plan. Our Principal Executive Officer and other members of management regularly discuss our compensation issues with the Board of Directors. Subject to Board review, modification and approval, Mr. Hirschman typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The Board establishes all bonus and equity incentive awards for Mr. Hirschman in consultation with other members of the management team.

Summary Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our principal executive officer, principal financial officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods. These officers are referred to herein as the “named executive officers.” Except as provided below, none of our executive officers received annual compensation in excess of $100,000 during the last two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Stanley A. Hirschman,	2016	$33,231	$—	$—	$11,729		$—	$44,960
President	2015	61,084	—	—	14,971		—	76,055
	2014	61,033	—	—	15,766		—	76,799

Danny Schoening,	2016	$254,066	$14,872	$69,750	$23,457	$		$362,145
CEO	2015	213,754	—	—	29,941		—	243,695
	2014	225,261	42,375	—	31,531		—	299,167

Karen Hawkins	2016	$182,755	$7,500	$23,250	$11,729		$—	$225,234
CFO	2015	162,571	—	—	14,971		—	177,542
	2014	160,422	11,931	—	15,766		—	188,119

(1)	The amounts in the “Option awards” column reflect the dollar amounts recognized as the executive portion of compensation expense for financial statement reporting purposes for each named executive officer during fiscal 2014 through fiscal 2016, as required by FASB ASC 718, disregarding any estimates for forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see note 10 to our fiscal 2014 audited financial statements.

(2)	On June 15, 2016, the Company issued 150,000 RSUs to its Chief Executive Officer, Danny Schoening, and 50,000 RSUs to its Chief Financial Officer, Karen Hawkins. The RSUs issued to Mr. Schoening and Ms. Hawkins vest as follows: 34% on January 1, 2017, 33% on January 1, 2018 and 33% on January 1, 2019. The total market value of the restricted stock units based on the shares price of $1.86 as of June 15, 2016 is $372 thousand. The cost of the shares is amortized on a straight line basis across the vesting periods. The amounts in the “Stock awards” column reflect the dollar amounts recognized as the executive portion of compensation expense for financial statement reporting purposes for each named executive officer during the fiscal years, as required by FASB ASC 718 (prior authoritative literature SFAS 123(R), disregarding any estimates for forfeitures relating to service-based vesting conditions.

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Option Grants in Last Fiscal Year

On December 19, 2013, our Board of Directors authorized an amendment to our Stock Option Plan to increase the number of issuable shares from 50,000 to 75,000 and authorized the grant of 20,000 options to three board members and a grant of 5,000 to an officer. The options are exercise prices of $10 per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of us, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of us, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of us. There were no other plan based awards made to our named executive officers during the fiscal year ended September 26, 2016 or for the fiscal year ended September 28, 2015.

Employment Agreements - Danny Schoening

We entered into an employment agreement with Danny Schoening dated December 1, 2008. The term of the agreement commenced as of December 1, 2008 and the current term has automatically renewed through December 1, 2016. The term of the agreement shall be automatically extended for successive 18 month periods, unless we shall provide a written notice of termination at least ninety (90) days, or Mr. Schoening shall provide a written notice of termination at least 90 days, prior to the end of the initial term or any extended term, as applicable. During the first eighteen months of the term of the agreement, we paid to Schoening a base salary at the annual rate of $190,000, and his base salary for the first renewal term has continued at the same rate. On December 9, 2011, the Board of Directors authorized a six percent increase in Schoening’s base salary effective January 1, 2012. On December 19, 2013, the Board of Directors of us authorized a five percent increase in Schoening’s base salary effective January 1, 2014. Schoening was paid a one-time bonus of $10,000 at the commencement of the employment agreement in December 2008 and was granted 1,415 options to purchase common stock at an exercise price of $150 per share at the time of the closing of the reorganization.

On each subsequent renewal date of the commencement of employment, Schoening’s base salary shall be reviewed by the Board and may be increased to such rate as the Board, in its sole discretion, may hereafter from time to time determine. During the term of the agreement, Schoening shall be entitled to receive bonuses of up to 30% of his base salary per year at the discretion of our Board of Directors pursuant to performance objectives to be determined by the Board of Directors. Any bonuses shall be payable in cash and shall be paid within ninety (90) days of any year anniversary of the date of the agreement. Upon closing of the reorganization, we granted Schoening stock options equal to 1% of the issued and outstanding shares immediately after giving effect to the reorganization, with 34% of the options having vested on March 30, 2010, and 33% of the options having vested on March 31, 2011 and 33% of the options having vested on March 31, 2012.

The employment agreement events of termination consist of: (i) death of Mr. Schoening; (ii) termination by us for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Mr. Schoening, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination without cause by us and (iv) termination by Mr. Schoening for good reason (including breach by us of its obligations under the agreement, the requirement for Mr. Schoening to move more than 100 miles away for his employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the then outstanding securities of us or our successor changing ownership or a sale of all or substantially all of our assets, without the surviving entity assuming the obligations under the agreement). For a termination by us for cause or upon death of Mr. Schoening, Mr. Schoening shall be paid salary and bonus earned through the date of termination. For a termination by us without cause or by Mr. Schoening with good reason, Mr. Schoening shall also be paid six months’ base salary in effect and all granted stock options shall remain exercisable for a period of two years after such termination, with all unvested stock options immediately vesting. The agreement contains a standard non-solicitation and non-compete agreement that extends for one year subsequent to termination thereof.

•	On December 19, 2013, pursuant to the compensation bonus agreement in the Board of Directors Resolution dated January 3, 2013, Danny Schoening, CEO, was awarded an executive compensation incentive bonus payout in the sum of $42 thousand.

•	On December 19, 2013, our Board of Directors approved a performance based compensation bonus agreement for Danny Schoening, CEO, for the fiscal year ending September 28, 2013 with payout milestones from 5% to 25% for achieved revenues of $13 million through $20 million and EBITDA targets of $0 to $800 thousand.

•	On December 19, 2013 the Board of Directors authorized salary increase of 5% to Danny Schoening, CEO, effective January 1, 2014.

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Karen Hawkins

On August 4, 2016, our Board of Directors approved an employment agreement for Karen Hawkins, Chief Financial Officer, dated as of August 1, 2016. This agreement has the following salient terms:

•	The term of the agreement commenced on August 1, 2016 and expires on January 31, 2018 and automatically renews for subsequent 18 month periods unless Ms. Hawkins or we give notice of termination at least 90 days before the end of the term then in effect.

•	The base salary thereunder is $178,496, and Ms. Hawkins is entitled to annual bonuses of up to 30% of her base salary as approved by the Board.

•	Ms. Hawkins is entitled to 15 days’ vacation and all other benefits accorded to our other senior executives.

•	The employment agreement events of termination consist of: (i) death of Ms. Hawkins; (ii) termination by us for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Ms. Hawkins, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination without cause by us and (iv) termination by Ms. Hawkins for good reason (including breach by us of its obligations under the agreement, the requirement for Ms. Hawkins to move more than 100 miles away for her employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the then outstanding securities of us or our successor changing ownership or a sale of all or substantially all of our assets, without the surviving entity assuming the obligations under the agreement). For a termination by us for cause or upon death of Ms. Hawkins, Ms. Hawkins shall be paid salary and bonus earned through the date of termination. For a termination by us without cause or by Ms. Hawkins with good reason, Ms. Hawkins shall also be paid six months’ base salary in effect and all granted stock options shall remain exercisable for a period of two years after such termination, with all unvested stock options immediately vesting. The agreement contains a standard non-solicitation and non-compete agreement that extends for one year subsequent to termination thereof.

We do not have any other employment agreements with our executive officers and directors.

Equity Compensation Plan Information

We currently have an option compensation plan covering the issuance of both incentive and nonstatutory options, determined at the time of grant, for the purchase of up to 75,000 shares, which was increased from 50,000 shares on December 19, 2013. The purpose of the Plan is to assist us in attracting and retaining highly competent employees and to act as an incentive in motivating selected officers and other employees of us and our subsidiaries, and directors and consultants of us and our subsidiaries, to achieve long-term corporate objectives. On December 19, 2013, the Board of Directors authorized the grant of 20,000 options to three board members and a grant of 5,000 to an officer. There are 75,000, shares of common stock reserved for issuance under this Plan. As of October 2, 2016, we had issued 73,752 share options under this Plan of which 8,412 shares had forfeited and 57,840 shares had vested, and 5,000 shares had been exercised as of October 2, 2016.

The outstanding options include 52,840 options that are currently vested and exercisable as of October 2, 2016, and 3,750 options that will vest within 60 days. The vested options represent potential future cash proceeds to our company of $565,900. There are no additional options that will become vested and exercisable within 60 days. The remaining options will vest and become exercisable over the next year. The following table provides summary information on our outstanding options as of October 2, 2016.

	Vested Option Grants			Unvested Option Grants
	Shares	Price	Proceeds	Shares	Price	Proceeds
FY2012 Employee & officer plan options(1)	10,340	10.00	103,400	—	10.00	$—
FY2012 Directors plan options(1)	25,000	10.00	250,000	—	10.00	—
FY2014 Directors plan options(2)	17,500	10.00	175,000	2,500	10.00	25,000
FY2014 Employee & officer plan options(2)	3,750	10.00	37,500	1,250	10.00	12,500
Non-plan options to consultants and employees	—	—	—	—	—	—
Total	56,590	$16.29	$565,900	3,750	$10.00	$37,500

(1)	Includes 35,340 options that were vested and exercisable as of fiscal year ended October 2, 2016.

(2)	Options granted by the Board of Directors as of December 19, 2013. Includes 17,500 options that were vested and exercisable as of fiscal year ended October 2, 2016, and 3,750 options that will become vested and exercisable as of December 18, 2016. The

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

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Outstanding Equity Awards as of October 2, 2016

	Option Awards
	Number of shares underlying unexercised options
	Non-Plan		Equity Incentive Plan Awards
Name	Number Exercisable	Number Unexercisable	Total Granted	Exercise Price	Expiration Date	Footnotes
Danny Schoening	10,000	—	10,000	10.00	12/8/2018	(1)
	5,000	5,000	10,000	10.00	12/19/2020	(2)

Karen Hawkins	5,000	—	5,000	10.00	12/8/2018	(1)
	2,500	2,500	5,000	10.00	12/19/2020	(2)

Stan Hirschman	5,000	—	5,000	10.00	12/8/2018	(1)
	5,000	—	5,000	10.00	12/19/2020	(2)(3)

Merrick Okamato	5,000	—	5,000	10.00	12/8/2018	(1)
	5,000	—	5,000	10.00	12/19/2020	(2)(3)

(1)	Options granted on December 9, 2011 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2011 and expire after seven years. As of December 9, 2015 100% of the options had vested and become exercisable.

(2)	Options granted on December 19, 2013 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2013 and expire after seven years. As of October 2, 2016 50% of the options had vested and an additional 25% of the total granted options will vest and become exercisable on December 19, 2016.

(3)	Merrick Okamato resigned as an officer on November 19, 2014, upon resignation, the board approved vesting of 100% of his outstanding unvested options. Stan Hirschman resigned as a director effective on November 4, 2015, On December 8, 2015, the board of directors approved vesting of 100% of his outstanding unvested options effective on his resignation.

Restricted Stock Units issued to Officers and Employees

On June 14, 2016, the Compensation Committee (“Committee”) of the Board of Directors of Optex Systems Holdings, Inc. approved the Company’s 2016 Restricted Stock Unit Plan (the “Plan”). The Plan provides for the issuance of stock units (“RSU”) for up to 1,000,000 shares of the Company’s common stock to Optex Systems Holdings officers and employees. Each RSU constitutes a right to receive one share of the Company’s common stock, subject to vesting, which unless otherwise stated in an RSU agreement, shall vest in equal amounts on the first, second and third anniversary of the grant date. Shares of the Company’s common stock underlying the number of vested RSUs will be delivered as soon as practicable after vesting. During the period between grant and vesting, the RSUs may not be transferred, and the grantee has no rights as a shareholder until vesting has occurred. If the grantee’s employment is terminated for any reason (other than following a change in control of the Company or a termination of an officer other than for cause), then any unvested RSUs under the award will automatically terminate and be forfeited. If an officer grantee’s employment is terminated by the Company without cause or by the grantee for good reason, then, provided that the RSUs have not been previously forfeited, the remaining unvested portion of the RSUs will immediately vest as of the officer grantee’s termination date. In the event of a change in control, the Company’s obligations regarding outstanding RSUs shall, on such terms as may be approved by the Committee prior to such event, immediately vest, be assumed by the surviving or continuing company or cancelled in exchange for property (including cash).

On June 15, 2016, the Company issued 150,000 RSUs to its Chief Executive Officer, Danny Schoening, and 50,000 RSUs to its Chief Financial Officer, Karen Hawkins. The RSUs issued to Mr. Schoening and Ms. Hawkins vest as follows: 34% on January 1, 2017, 33% on January 1, 2018 and 33% on January 1, 2019. The total market value of the restricted stock units based on the shares price of $1.85 as of June 15, 2016 is $372 thousand. The cost of the shares is amortized on a straight line basis across the vesting periods.

As of October 2, 2016, none of the 200,000 restricted stock units had vested. During the twelve months ending October 2, 2016, $93 thousand has been recognized as stock compensation expense, and $279 thousand represents unamortized stock compensation expense to amortized through December 2018.

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Consulting and Vendor Equity Compensation

On April 29, 2016, Optex Systems Holdings, Inc. issued 40,000 common “restricted” shares at a market price of $2.35 per share ($94,000) in support of the IRTH Communications agreement (See note 6). The cost of the shares is amortized on a straight line basis through April 2017. There were no other equity instruments issued to consultants and vendors during the twelve months ended October 2, 2016. During the twelve months ending October 2, 2016, $47 thousand has been expensed to stock compensation, and $47 thousand represents unamortized stock option compensation.

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended October 2, 2016.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team other than the provision with respect to Mr. Schoening described above. No awards of equity incentives under our 2009 Stock Option Plan provide for immediate vesting upon a change in control. However, our Board of Directors has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 66% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Director Compensation

The following table provides information regarding compensation paid to directors for services rendered during the year ended October 2, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stanley A. Hirschman(2)	—	—		—	—	—	—

Danny Schoening(2)	—	—		—	—	—	—
Peter Benz (4)	100,000	—		—	—	—	100,000
Chuck Trego (3)	15,000	—		—	—	—	15,000
David Kittay(3)	15,500	—		—	—	—	15,500
Owen Naccarato(3)	13,000	—		—	—	—	13,000
Kerry Craven(3)	10,500	—		—	—	—	10,500

(2)	The amounts in the “Option awards” column reflect the dollar amounts recognized as the director fee portion of compensation expense for financial statement reporting purposes for each named director executive officer during fiscal 2015, as required by FASB ASC 718, disregarding any estimates for forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see note 10 to our fiscal 2014 audited financial statements. Stanley A. Hirschman and Danny Schoening option awards have been separately reported as Executive Compensation on the summary compensation table. Includes compensation cost related to early vesting of 3,750 shares on resignation effective November 19, 2014. Mr. Hirschman resigned as a director effective November 4, 2015.
(3)	Director fees paid quarterly from September 2015 through September 2016. Each independent director receives $1,000 for each month served, paid quarterly, and $500 for each meeting attended. From October through September 2016, there was two board meetings, four audit committee meetings, and one compensation committee meeting held. Ms. Craven resigned as a director as of May 26, 2016.
(4)	Peter Benz is serving as a non-independent director and receives $10,000 for his services for each month served, effective as of December 1, 2015.

The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions.

With the exception of Stan Hirschman and Danny Schoening, our directors are compensated separately for service as members of our board of directors. As of February 1, 2010, Mr. Hirschman was paid a salary from Optex Systems Holdings as disclosed in the executive compensation table above. Mr. Hirschman resigned as a director effective November 4, 2015.

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Certain Relationships and Related Transactions, and Director Independence

Relationship between Optex Systems, Inc. (Texas), Irvine Sensors Corporation and Longview and Alpha

Longview and Alpha were owed certain debt by Irvine Sensors Corporation including debt evidenced by (i) a December 29, 2006 Term Loan and Security Agreement executed by Irvine Sensors Corporation and Longview and Alpha, and (ii) a series of secured promissory notes purchased by them and issued to them on December 29, 2006, July 19, 2007 and November 28, 2007. As of August 24, 2008, the total amount due under all of the described notes was approximately $18.4 million. Optex Systems, Inc. (Texas), which was and is a wholly owned subsidiary of Irvine Sensors Corporation, was a guarantor of all of those notes, and pursuant to related security agreements Longview and Alpha had a validly perfected, fully enforceable security interest in all personal property of Optex Systems, Inc. (Texas). On September 19, 2008, pursuant to an Assignment and Stock/Note Issuance Agreement, Alpha and Longview transferred and assigned to Optex Systems, Inc. (Delaware) which assumed, $15 million of their respective interests and rights in the aforesaid notes and obligations to Optex Systems, Inc. (Delaware) in exchange for $9 million of equity and $6 million of debt.

Acquisition of Assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware) on October 14, 2008

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Systems, Inc. (Delaware) purchased all of the assets of Optex Systems, Inc. (Texas) in exchange for $15 million of Irvine Sensors Corporation debt owned by it and the assumption of approximately $3.8 million of certain Optex Systems, Inc. (Texas) liabilities. The $15 million of Irvine Sensors Corporation debt was contributed by Longview and Alpha to Optex Systems, Inc. (Delaware) in exchange for a $6 million note payable from Optex Systems, Inc. (Delaware) and a $9 million equity interest in Optex Systems, Inc. (Delaware). Longview and Alpha owned Optex Systems, Inc. (Delaware) until February 20, 2009, when Longview sold 100% of its interests in Optex Systems, Inc. (Delaware) to Sileas, as discussed below. In referring to these transactions, Optex Systems, Inc. (Delaware) is considered to be the successor entity to Optex Systems, Inc. (Texas), the predecessor entity.

Secured Promissory Notes and Common Shares Issued in connection with Purchase by Optex Systems, Inc. (Delaware)

In connection with the public sale of the Optex Systems, Inc. (Texas) assets to Optex Systems, Inc. (Delaware), Optex Systems, Inc. (Delaware) delivered to each of Longview and Alpha a Secured Promissory Note due September 19, 2011 in the principal amounts of $5,409,762 and $540,976, respectively. Each Note bears simple interest at the rate of 6% per annum, and the interest rate upon an event of default increases to 8% per annum. After 180 days from the issue date, the principal amount of the Notes and accrued and unpaid interest thereon may be converted into Optex Systems, Inc. (Delaware) common stock at a conversion price of $1.80 per share (pre-split and pre-reorganization price). The Notes may be redeemed prior to maturity at a price of 120% of the then outstanding principal amount plus all accrued and unpaid interest thereon. The obligations of Optex Systems, Inc. (Delaware) under the Notes are secured by a lien against all of the assets of Optex Systems, Inc. (Delaware) in favor of Longview and Alpha. In addition, Optex Systems, Inc. (Delaware) issued common stock to each of Longview and Alpha in the quantities of 45,081,350 and 4,918,650, respectively (pre reverse split numbers as historical). On October 30, 2008, Alpha sold its Optex Systems, Inc. (Delaware) common stock to Arland Holding, Ltd. On February 20, 2009, Longview sold its Note to Sileas (see below).

Acquisition by Sileas of Longview’s Interests in Optex Systems, Inc. (Delaware) on February 20, 2009

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview, representing 90% of Optex Systems, Inc. (Delaware), in a private transaction. The primary reason for the acquisition was to eliminate shareholder control of us by Longview and to limit any perception of control over the day-to-day operations of us, whether or not such control actually existed. While Longview makes investments in a variety of companies, it strives to invest passively and leave the day-to-day operations of the companies in its investment portfolio to the management teams of those companies. In addition, the acquisition allowed Optex Systems Holdings to avoid potential conflicts of interest or other related business issues that might have adversely affected our operations as a result of Longview’s investments in other companies.

The purchase price for the acquisition was $13,524,405. Sileas issued a purchase money note to Longview for the full amount of the purchase price in exchange for 45,081,350 (pre-split as historical) shares of common stock of us (representing 90% of the outstanding shares) and transfer to Sileas of a note dated December 2, 2008, issued by us to Longview in the principal amount of $5,409,762. No contingent consideration is due the seller in the transaction. The obligations of Sileas under the Note are secured by a security interest in our common and preferred stock owned by Sileas that was granted to Longview pursuant to a Stock Pledge Agreement delivered by Sileas to Longview and also by a lien on all of the assets of Sileas. On March 27, 2009, Sileas and Alpha (which owned the balance of the $6,000,000 of the notes) exchanged the $6,000,000 aggregate principal amount of notes, plus accrued and unpaid interest thereon, for 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock.

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Sileas has no operations or business activities other than holding the stock and notes described above and has no revenues, and it holds no assets other than the stock and notes described above. The management of Sileas believes that the value of its common stock and preferred stock holdings in Optex Systems Holdings will increase over time. Sileas plans to repay Longview, no later than the maturity date, through some combination of a recapitalization of Sileas equity and debt and partial or full liquidation of its interests in Optex Systems Holdings. Sileas will be limited by the extent of our stock price and limitations on ability to resell the stock it owns in Optex Systems Holdings.

Secured Promissory Note Due February 20, 2016/Longview Fund, LP

As a result of the transaction described above between Sileas and Longview on February 20, 2009, Sileas, the new majority owner of Optex Systems, Inc. (Delaware), executed and delivered to Longview, a Secured Promissory Note due February 20, 2012 in the principal amount of $13,524,405. The Note bears simple interest at the rate of 4% per annum, and the interest rate upon an event of default increases to 10% per annum. In the event that a Major Transaction occurs prior to the maturity date resulting in the Borrower receiving Net Consideration with a fair market value in excess of the principal and interest due under the terms of this Secured Note, then in addition to paying the principal and interest due, Sileas shall also pay an amount equal to 90% of the consideration. “Major Transaction” refers to a transaction whereby Optex Systems, Inc. (Delaware) would consolidate or merge into or sell or convey all or substantially all of its assets to a third party entity for more than nominal consideration, and “Net Consideration” refers to the fair market value of the consideration received in connection with a Major Transaction less all outstanding liabilities of Optex Systems, Inc. (Delaware).

On November 22, 2011 Sileas Corp and Longview Fund, LP entered into an amendment to the Secured Promissory Note that extended the maturity date for an additional two-year period ending on February 20, 2014. In exchange for the extension, Sileas Corp agreed to pay Longview Fund an extension fee equal to 2% of the principal amount of this Secured Note. As a result of the agreement, the principal amount of the Note was increased $270 thousand to $13.8 million as of November 22, 2011.

On November 27, 2013 Sileas Corp. and the Longview Fund, LP entered into an amendment to the Secured Promissory Note that extended the maturity date for an additional two-year period ending on February 20, 2016. In exchange for the extension, Sileas Corp. agreed to pay the Longview Fund an extension fee equal to 2% of the principal amount of this Secured Note. As a result of the amendment, the principal amount of the Note was increased by $275 thousand to $14.1 million as of November 27, 2013, 2013.

On June 5, 2015, Sileas Corp. amended its Secured Note, with Longview Fund, L.P., as lender, as follows:

•	The principal amount was increased to $18,022,329 to reflect the original principal amount plus all accrued and unpaid interest to date, and the Secured Note ceased to bear interest as of that date;

•	The maturity date of the note was extended to May 29, 2021; and

•	A conversion feature was added to the Secured Note by which the principal amount of the Secured Note can be converted into our Series A preferred stock, which is owned by Sileas, at the stated value of our Series A preferred stock.

On August 4, 2016, Longview Fund, L.P. converted $250 thousand of the note principal for 100,000 shares of Optex Systems Holdings common stock pursuant to the note conversion terms. The Sileas note balance to the Longview Fund, LP as of October 2, 2016 is $17.8 million.

On October 31, 2016, Longview Fund, L.P. converted $2.7 million of the Sileas note principal in exchange for 800,000 shares of Optex Systems Holdings common stock. The Sileas note balance to the Longview Fund, LP as of December 7, 2016 is $15.1 million.

Alpha Capital Anstalt Stock Purchase and Preferred Shares Conversions

On February 22, 2012, Alpha Capital Anstalt bought 5,000 shares of our restricted common stock at a purchase price of $10.00 per share for a total purchase price of $50,000. As of August 26, 2016 Alpha Capital Anstalt had converted a total 34.6 Series A preferred shares at a stated value of $6,860 into 42,500 shares of its Common Stock for a total converted value of $237,497. The Common Stock was purchased or converted by Alpha in private transactions exempt from registration under Section 4(2) of the Securities Act of 1934 and is restricted from resale and the stock certificate issued bears the appropriate restrictive legend. On August 26, 2016 Alpha Capital Anstalt redeemed 66.4 Series A preferred shares for $455,397.

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Reorganization/Share Exchange

On March 30, 2009, a reorganization occurred whereby the then existing shareholders of Optex Systems, Inc. (Delaware) exchanged their shares of common stock with the shares of common stock of us as follows: (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares (pre-split as historical) of us common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of our Series A preferred stock and (iii) the 8,131,667 shares (pre-split as historical) of Optex Systems, Inc. (Delaware) common stock purchased in the private placement, which also occurred on March 30, 2009, were exchanged by Optex Systems Holdings for 8,131,667 shares of the Company’s common stock. The per share price in the private placement was $0.15 per share of common stock, and the closing date was March 30, 2009. Optex Systems, Inc. (Delaware) remains a wholly-owned subsidiary of us.

At the time of the reorganization (all numbers are pre split due to historical context), 25,000,000 shares owned by Andrey Oks, the former CEO, were cancelled. Immediately prior to the closing, 17,449,991 shares of our common stock were outstanding. The 17,449,991 shares derives from the 17,999,995 shares outstanding as of December 31, 2008 plus the 26,999,996 shares issued in conjunction with the 2.5:1 forward stock split authorized by the Sustut Board and shareholders and effected on February 27, 2009 less retirement of Andrey Oks’ 25,000,000 shares and cancellation of 3,800,000 shares previously issued to Newbridge Securities Corporation, shares plus issuance of 1,250,000 shares in payment for two investor relations agreements. The total outstanding common shares of us subsequent to the closing of the reorganization is as follows (1):

Existing Sustut Shareholders	17,449,991
Optex Systems, Inc. (Delaware) shares exchanged	113,333,282
Optex Systems, Inc. (Delaware) Private Placement shares exchanged	8,131,667
Total Shares after reorganization	138,914,940

Cancellation of shares – American Capital Ventures	(700,000)
Private placement – June 29, 2009	750,000
Issuance of shares as consideration – ZA Consulting	480,000
Shares Outstanding on September 27, 2009	139,444,940

Rule 409(b) states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

We made requests of counsel representing Sustut’s directors and officers to obtain additional information into the principles behind their determination that the securities of the registrant issued in the March 30, 2009 share exchange represented “fair market value” to acquire the business operations of Optex Systems, Inc. (Delaware), and they were not able to provide any information. We confirm that we have no affiliation with Sustut’s former counsel, Anslow & Jacklin, who was our only source of information regarding the prior history of Sustut and that the result of our request was that they stated they had no information and were not able to obtain further information on this issue.

We have not been able to provide further background as to how the merger consideration was determined beyond the fact that it was determined by negotiation between Sustut and Optex Systems, Inc. (Delaware). Thus, we have invoked Rule 409(b) which states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On February 24, 2017, we had 8,190,101 shares of common stock, 342 shares of Series C preferred shares (convertible into 1,425,000 shares of common stock), 4,125,200 warrants, and 56,290 vested and exercisable stock options. The following table sets forth certain information with respect to the beneficial ownership of our securities as of February 24, 2017, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group (not noting our four new directors who have not yet been issued any stock or options which have vested); and (iii) each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table has been calculated based on Commission rules that require us to identify all securities that are exercisable or convertible into shares of our common stock within 60 days of February 24, 2017 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o our corporate headquarters.

Except as otherwise set forth below, the address of each of the persons listed below is our address.

Title of Class	Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares

5% Holders	Sileas Corporation (1) (2)	4,298,782	31.1%
	Longview Fund L.P. (4)	801,350	5.8%

Directors and Officers:	Stanley Hirschman (1) (2)	4,308,782	31.2%
	Danny Schoening (2) (3) (5)	4,350,631	31.5%
	Karen Hawkins (6)	20,200	0.1%
	Peter Benz (Longview Fund) (4)	801,350	5.8%

Directors and officers as a group (4 Individuals)		5,172,181	37.5%

1	Represents shares held by Sileas of which Stanley Hirschman, a prior Director of Optex Systems Holdings, has a controlling interest (80%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Hirschman is deemed to be the beneficial owner, along with Mr. Schoening. Stan Hirschman also holds options to purchase 10,000 shares of our common stock which have vested and are currently exercisable.

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2	Sileas’ ownership interest in us has been pledged to Longview as security for a loan in connection with the acquisition of Longview’s interests in Optex Delaware by Sileas. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Mr. Merrick Okamoto who is a director of us is the President and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. In the event of a default by Sileas on its debt obligation to Longview, the shares held by Sileas may be returned to Longview. Viking and Longview each may be deemed to have shared voting and dispositive authority over the shares of Our common stock if they are returned to Longview. In such an event, Mr. Benz and Mr. Okamoto, as control persons of Viking and/or Longview, may be deemed to beneficially own all such shares; however, they have stated that they would disclaim such beneficial ownership were this to occur.
3	Represents shares held by Sileas of which Mr. Schoening, an Officer of us, has a controlling interest (15%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Schoening is deemed to be the beneficial owner, along with Mr. Hirschman, of those shares.
4	Includes 801,350 shares of Common Stock held by Longview Fund, LP. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Peter Benz, as a control person of Viking and/or Longview, may be deemed to beneficially own all such shares; however, he disclaims such beneficial ownership.
5	Includes common shares held of 34,349 and options to purchase 17,500 shares of our common stock which have vested and are currently exercisable.
6	Represents common shares held of 11,450 and options to purchase 8,750 shares of our common stock which have vested and are currently exercisable.

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DESCRIPTION OF SECURITIES

Optex Systems Holdings is authorized to issue 2,000,000,000 shares of common stock and 5,000 shares of preferred stock of which 1,027 shares are designated as Series A preferred stock, and 1,010 shares are designated as Series B preferred stock and 1,000 shares are designated as Series C preferred stock. As of December 22, 2016, there were we had 8,144,302 shares of common stock and 342 shares of Series C preferred shares (convertible into 1,425,000 shares of common stock) issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Series C Preferred Stock

Our board of directors shall have designated 400 shares of our preferred stock as Series C convertible preferred stock (“Series C preferred stock”), none of which are currently issued and outstanding. The preferences and rights of the Series C preferred stock will be as set forth in a Certificate of Designation (the “Series C Certificate of Designation”) filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to a transfer agency agreement between us and Equity Stock Transfer, as transfer agent, the Series C preferred stock will be issued in book-entry form and shall initially be represented only by one or more global certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

In the event of a liquidation, the holders of Series C preferred stock are entitled to participate on an as-converted-to-Common Stock basis with holders of the Common Stock in any distribution of assets of the Company to the holders of the Common Stock. The Series C Certificate of Designation provides, among other things, that we shall not pay any dividends on shares of Common Stock (other than dividends in the form of Common Stock) unless and until such time as we pay dividends on each Series C preferred share on an as-converted basis. Other than as set forth in the previous sentence, the Series C Certificate of Designation provides that no other dividends shall be paid on Series C preferred stock.

With certain exceptions, as described in the Series C Certificate of Designation, the Series C preferred stock have no voting rights. However, as long as any shares of Series C preferred stock remain outstanding, the Series C Certificate of Designation provides that we shall not, without the affirmative vote of holders of a majority of the then-outstanding Series C preferred stock, (a) alter or change adversely the powers, preferences or rights given to the Series C preferred stock or alter or amend the Series C Certificate of Designation, (b) increase the number of authorized shares of Series C preferred stock or (c) amend our certificate of incorporation in any manner that adversely affects the rights of holders of Series C preferred stock.

Each Series C preferred share is convertible at any time at the holder’s option into a number of shares of common stock equal to $5,000 divided by the Series C Conversion Price. The “Series C Conversion Price” is initially $1.20 and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Notwithstanding the foregoing, the Series C Certificate of Designation further provides that we shall not effect any conversion of Series C preferred stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series C preferred stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% of the shares of our Common Stock then outstanding after giving effect to such exercise (the “preferred stock Beneficial Ownership Limitation”); provided, however, that upon notice to the Company, the holder may increase or decrease the preferred stock Beneficial Ownership Limitation, provided that in no event shall the preferred stock Beneficial Ownership Limitation exceed 9.99% and any increase in the preferred stock Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

We do not intend to apply for listing of the Series C preferred stock on any securities exchange or other trading system.

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Warrants Issued in the August 2016 Offering

The warrants issued entitle the holder to purchase one share of our common stock at an exercise price equal to $1.50 per share, or 125% of the offering price per share, at any time commencing upon consummation of this offering and terminating at 5:00 p.m., New York City time, on the five year anniversary of the date of issuance.

Pursuant to a warrant agreement between us and Equity Stock Transfer, LLC, as warrant agent, the warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock splits, stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation. For one year following the issuance date of the warrants, the exercise price of the warrants will also be adjusted for issuances of common stock at a price below their exercise price, on the date of issuance of any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents, at an effective price per share less than the exercise price then in effect. Under such adjustment, the exercise price of the warrants shall be reduced to that lower issuance price per share. Under the terms of the Warrants, there can only be one such price reset during the term of the warrant.

Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. During any period we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock, except as set forth in the warrants. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that, upon notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of common stock to be issued to the warrant holder. If multiple warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the warrants. There is no established trading market for the warrants. The underwriters intend to submit an application to have the warrants trade on the OTCQB; however, no assurances can be given that such application will be approved.

In the event of a fundamental transaction (as defined in warrant), then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the remaining unexercised portion of the warrants on the date of consummation of the fundamental transaction as determined in accordance with the Black Scholes option pricing model.

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Preferred Stock

Series A Preferred Stock

On March 24, 2009, Optex Systems Holdings filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A preferred stock”. This Certificate of Designation was approved by Our Board of Directors and Shareholders at a Board Meeting and Shareholders Meeting held on February 25, 2009. The Certificate of Designation originally set forth the following terms for the Series A preferred stock as described in the table below.

Authorized Shares:	1,027
Per Share Stated Value:	$6,860.34
Liquidation Preference:	Per share stated value
Conversion Price into common stock:	$2.50 per share, as adjusted on a pro rata basis for stock splits, dividends, combinations or reclassifications and on a full ratchet basis for equity issuances at a price less than the then in effect exercise price
Voting Rights:	The Series A preferred shares shall vote along with the common stock on an as converted basis and shall have one vote per share.

Our preferred shareholders have agreed to waive our obligation to pay future dividends on their shares of preferred stock after the date of effectiveness of this registration statement and in conjunction with the reduction in their per share conversion price to $0.01 as of the date of effectiveness, in accordance with the terms of the preferred conversion feature of the Series A preferred stock and in exchange for waiver of payment of accrued dividends through July 15, 2011 through an offsetting increase in the stated value of the Series A preferred stock. To date, the accrued dividends on Series A preferred stock total $883,569, which when divided by the 1027 shares of Series A preferred stock outstanding equals an increase in the stated value of the shares to $6,860.34 per share. Our calculations are set forth below:

100% Total for Shares Owned by Both Sileas Corp. and Alpha Capital Anstalt	Regarding Shares Owned by Sileas Corp.	Regarding Shares Owned by Alpha Capital Anstalt
1,027 shares	926	101
100%	90.2%	9.8%
$883,569 in dividends accrued	$796,979	$86,590
$883,569 total increase in total value, which is $860.34 per share	New stated value of $6,860.34 per Share	New stated value of $6,860.34 per share

As of the date of this prospectus, there are no shares of Series A preferred stock or Series B preferred stock issued and outstanding.

Series B Preferred Stock

On March 26, 2015, we filed a Certificate of Designation with respect to its Certificate of Incorporation to authorize a series of preferred stock known as “Series B Preferred Stock” under Article FOURTH thereof, with 1010 shares of Series B preferred stock issuable thereunder. The amendment was approved by our Board of Directors under Article FOURTH of its Certificate of Incorporation, as amended. The Certificate of Designation sets forth the following terms of the Series B preferred stock as described in the table below:

Authorized Shares:	1010
Per Share Stated Value:	$1,629.16
Liquidation Preference:	Per share stated value to other classes of equity except to Series A preferred stock
Conversion Price into Common Stock:	$2.50 per share
Voting Rights:	Additionally, the holders of the Series B preferred stock are entitled to vote together with the common stock and the Series A preferred stock on an “as-converted” basis.

Stock Options

As of the date of this prospectus, we have 60,340 outstanding stock options that represent potential future cash proceeds to our company of $603,400. On December 9, 2011, our Board of Directors authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 6,000 to 50,000 and authorize the grant of 10,000 options to two board members and a total of 36,070 to our employees including 20,000 options to executive officers, at an exercise price of $10.00 per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as our director (with all unvested options automatically expiring on the date of termination of employment by or service as a director) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of us. On December 19, 2013, the Board of Directors of Optex Systems Holdings, Inc. authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 50,000 to 75,000 and authorized the grant of 20,000 options to three board members and a grant of 5,000 to an Optex Systems Holdings officer. The options have an exercise price of $10.00 per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of Optex Systems Holdings, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of Optex Systems Holdings, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of the Company. The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options. As of the date of this prospectus, 57,850 of the stock options had vested and 5,000 were exercised.

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Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

—	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

—	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

—	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

—	any merger or consolidation involving the corporation and the interested stockholder;

—	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

—	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

—	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

—	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-laws

Our Certificate of Incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

—	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

—	the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting (as set forth in Article II Section IV of the Bylaws which require notice to be given least ten (10) and not more than sixty (60) days prior to each meeting, and notice of each special meeting shall also state the purpose or purposes for which it has been called); and

—	the right of our board of directors to alter our bylaws without stockholder approval.

Also pursuant to the reorganization, we amended our bylaws which provided for a fiscal year end on December 31 to a fiscal year ending on the Sunday nearest September 30.

Transfer Agent

Our transfer agent is Equity Stock Transfer of New York, NY.

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UNDERWRITING

We entered into an underwriting agreement with Joseph Gunnar & Co., LLC (the “representative”) acting as the representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement and other than the shares and/or warrants covered by the over-allotment option described below, the underwriters named below have agreed to purchase, and we have agreed to sell to the underwriters, the number of Class A units and number of Class B units at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Class A Units		Class B Units
Joseph Gunnar & Co., LLC	2,421,052	*	—

* Assuming no Class B units are sold.

The underwriters are committed to purchase all of the units offered by this prospectus if any such units are taken, other than those shares and warrants covered by the over-allotment option described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The representative has advised us that the underwriters propose to offer the units directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the units to other securities dealers at such price less a concession of up to $__ per Class A unit. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing our proceeds from the underwriters’ purchase of the units.

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares and warrants.

	Per Class A Unit	Per Class B Unit	Total Without Over-Allotment	Total With Over- Allotment
Public Offering price	—	-	—	—
Underwriting discounts and commissions	—	-	—	—
Proceeds, before expenses, to us	—	-	—	—

In addition, we have agreed to pay to the representative a non-accountable expense allowance equal to 1% of the aggregate gross proceeds of this offering. In addition, we have agreed to reimburse the representative for fees and expenses of legal counsel to the representative in an amount not to exceed $75,000, fees and expense related to use of book building, prospectus tracking and compliance software for the offering in the amount of $29,500, up to $2,500 for the costs associated with bound volumes of the public offering materials as well as commemorative mementos, and out-of-pocket fees and expenses of the representative for marketing and roadshows for the offering not to exceed $20,000, of which $2,500 has been advanced prior to the date hereof, subject to compliance with FINRA Rule 5110(f)(2)(D)(i).

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $365,000, all of which are payable by us.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement to purchase up to 363,157 shares of common stock and/or warrants to purchase 363,157 shares of common stock (15% of the shares (including the number of shares of Common Stock issuable upon conversion of the Series C convertible preferred stock) and 15% of the warrants sold in this offering) at a price of $____ per share and $____ per warrant, less underwriting discount, to cover over-allotments. The over-allotment option may be used to purchase shares of common stock and/or warrants in any combination thereof, as determined by the representative. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock and/or warrants to purchase common stock.

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Underwriters’ Warrants

We agreed to issue to the representative common stock purchase warrants (the “Representative Warrants”) to purchase up to an aggregate number of shares of our common stock equal to five percent (5%) of the shares of common stock sold in the offering (excluding shares sold upon exercise of overallotment option and excluding shares upon exercise of any warrants sold in this offering). The Representative Warrants and the shares underlying the Representative Warrants will be registered on this registration statement. The Underwriter Warrants shall have an exercise price equal to $__ per share, which is 125% of the public offering price per share, and shall have a term of four years commencing one year from the effective date of this offering (which period shall not extend further than five years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)), and otherwise have the same terms as the warrants sold in this offering except that the warrants will not contain an anti-dilution provision and, pursuant to FINRA Rule 5110(g)(1), neither the Representative Warrants nor any shares of common stock issued upon exercise of the Representative Warrants may be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security (i) by operation of law or by reason of reorganization, (ii) to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period, (iii) if the aggregate amount of our securities held by the holder of the Representative Warrant or related persons does not exceed 1% of the securities being offered, (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund, or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Lock-Up Agreements

We and each of our officers and directors and certain shareholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the representative.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the OTCQB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

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Other Terms

In addition, we have granted a right of first refusal to the representative to act as sole investment bank, book-runner or placement agent for any public or private equity, equity-linked or debt offering by us or any subsidiary during the twelve months following the consummation of this offering.

We have previously paid an aggregate fee of $8,500 to the representative for advisory services on our capital markets strategy, the listing of our common stock on a national securities exchange, and non-deal roadshows to introduce us to institutional investors, sell-side research firms and retail investment firms pursuant to an advisory agreement, dated May 23, 2016, between us and the representative.

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us, for which they may receive, in the future, customary fees.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act, the Exchange Act and liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

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Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (the “PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

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An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

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Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$ — Aga e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

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Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus were passed upon for us by Jolie Kahn, Esq. of Philadelphia, PA. Certain legal matters in connection with this offering were passed upon for the representative of the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements as of October 2, 2016 and September 27, 2015 incorporated in this prospectus have been so included in reliance on the report of PMB Helin Donovan, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the notes offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

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INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended October 2, 2016, filed on December 23, 2016;

•	our Amendment No. 1 to Form 10-K for the year ended October 2, 2016, filed with the SEC on February 21, 2017 and our Amendment No. 2 to Form 10-K for the year ended October 2, 2016, filed with the SEC on May 5, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended January 1, 2017, filed with the SEC on February 21, 2017; and

•	our Current Reports on Form 8-K filed with the SEC on January 18, 2017, February 21, 2017 and May 1, 2017.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Optex Systems Holdings, Inc.
1420 Presidential Drive
Richardson, TX 75081

Our reports and documents incorporated by reference into this prospectus may also be found in the “Investors Relations” section of our website at http://www.optexsys.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

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Dealer Prospectus Delivery Obligation

Until ______ __, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

5,625,500 shares of common stock underlying (i) shares of Series C convertible preferred stock and (ii) warrants

PROSPECTUS

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, are estimated as follows:

(Thousands)
Placement Agent Advisory Fee	$368
Legal Fees and Expenses	200
Transfer Agent Fees and Expenses	11
Marketing and Roadshow Expenses	90
Book Building, Prospectus Tracking and Compliance Software	30
SEC Registration Fee	3
Accountants’ Fees and Expenses	15
FINRA Filing Fee	2
Printing and Engraving Expenses	2
Miscellaneous Costs	24
Total(previously paid)	$755

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Our amended and restated certificate of incorporation specifically limits each director’s personal liability, as permitted by Section 102 of the Delaware General Corporation Law, and provides that if the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors of otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2012, we have issued and sold the following securities in transactions exempt from registration under Section 4(2) of the Securities Act of 1933:

On November 17, 2014, we entered into a subscription agreement to sell up to $2.1 million principal amount of convertible promissory notes a series of notes with an aggregate principal amount of $1,550 thousand. An additional convertible promissory note for $10 thousand was issued to the placement agent in consideration for placement services on the transaction.

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act as private placements of our securities to institutional investors.

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Item 16. Exhibits and Financial Statement Schedules

Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement. (28)

2.1	Agreement and Plan of Reorganization, dated as of the March 30, 2009, by and between registrant, a Delaware corporation and Optex Systems, Inc., a Delaware corporation(1).

3.1	Certificate of Incorporation, as amended, of Optex Systems Holdings, Inc(2).

3.2	Bylaws of Optex Systems Holdings(1).

3.3	Charters of the Audit Committee, Compensation Committee and Nominating Committee(26).

4.1	Certificate of Powers, Designations, Preferences and Rights of the Series B Preferred Stock of Optex Systems Holdings, Inc. dated March 26, 2015(23).

4.2	Form of Warrant Agency Agreement for Offering (28)

4.2.1	Form of Warrant as exhibit to Warrant Agency Agreement

4.3	Form of Underwriter Warrant for Offering (28)

4.4	Certificate of Designation of the Series C Convertible Preferred Stock of Optex Systems Holdings, Inc.

5.1	Opinion of Jolie Kahn, Esq. (28)

10.1	2009 Stock Option Plan(1).

10.2	Employment Agreement with Danny Schoening(1).

10.3	Lease for 1420 Presidential Blvd., Richardson, TX(1).

10.4	Form of Warrant(3)

10.5	Specimen Stock Certificate(3)

10.6	Contract W52H0905D0248 with Tank-automotive and Armaments Command, dated August 19, 2005(5)(6)

10.7	Contract W52H0909D0128 with Tank-automotive and Armaments Command, dated March 24, 2009(5)

10.8	Contract W52H0905D0260 with Tank-automotive and Armaments Command, dated August 3, 2005(5)(6)

10.9	PO# 40050551 with General Dynamics, dated June 8, 2009(5)(6)

10.10	Contract 9726800650 with General Dynamics, dated April 9, 2007(5)(6)

10.11	Form of Subscription Agreement(4)

10.12	Single Source Supplier Purchase Orders with TSP Inc.(5)

10.13	Single Source Supplier Purchase Orders with SWS Trimac(5)

10.14	Since Source Supplier Purchase Orders with Danaher Controls(5)

10.15	Single Source Supplier Purchase Orders with Spartech Polycast(5)

10.16	Third Amendment to Lease, between Aquiport DFWIP and Optex Systems, Inc., dated January 7, 2010 (5)

10.17	$250,000 principal amount Note in favor of the Longview Fund, L.P., dated October 27, 2009(9)

10.18	Investor Relations Agreement, dated April 1, 2009 between Optex Systems and American Capital Ventures, Inc.(9)

10.19	Form of Loan and Security Agreement between Optex Systems, Inc. and Peninsula Bank Business Funding, dated March 4, 2010(5)

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Exhibit No.	Description
10.20	Form of Unconditional Guaranty executed by Optex Systems Holdings, Inc. in favor of Peninsula Bank Business Funding, dated March 4, 2010(5)

10.21	Form of Warrant issued by Optex Systems Holdings, Inc. to Peninsula Bank Business Funding, dated March 4, 2010(5)

10.22	Allonge to Promissory Note, dated January 5, 2010(9)

10.23	Showcase Agreement between Optex Systems, Inc. and ECON Corporate Services, Inc., dated April 1, 2009(9)

10.24	Consulting Agreement dated June 29, 2009, between ZA Consulting, Inc. and Optex Systems, Inc.(9)

10.25	Purchase Order dated June 28, 2010 with TACOM-Warren(7)

10.26	First Amendment to Loan and Security Agreement, dated August 3, 2010, by and between Peninsula Bank Business Funding and Optex Systems, Inc.(8)

10.27	Waiver by Peninsula Bank Business Funding to Optex Systems, Inc., dated November 24, 2010(10)

10.28	Second Amendment to Loan and Security Agreement, dated November 29, 2010, by and between Peninsula Bank Business Funding and Optex Systems, Inc.(10)

10.29	Third Amendment to Loan and Security Agreement, dated February 15, 2011, by and between Peninsula Bank Business Funding and Optex Systems, Inc.(11)

10.30	Fourth Amendment to Loan and Security Agreement, dated March 22, 2011, by and between Peninsula Bank Business Funding and Optex Systems, Inc.(12)

10.31	Waiver of Series A preferred shareholders(14)

10.32	Form of Subscription Agreement(15)

10.33	PO# SPRDL1-12-C-0023 with DLA Land-Warren, dated October 24, 2011(16)

10.34	Agreement with GDLS-Canada, dated as of November 3, 2011(19)

10.35	Amendment to 2009 Stock Option Plan(17)

10.36	Amendment to the Articles of Incorporation(18)

10.37	Amendment to Credit Facility with Avidbank(20)

10.38	Purchase Agreement dated November 3, 2014(21)

10.39	Assignment of Lease dated October 30, 2014(21)

10.40	Form of Subscription Agreement(22)

10.41	Form of Convertible Note(22)

10.42	Form of Registration Rights Agreement(22)

10.43	Form of Make Whole Agreement(22)

10.44	Supply Agreement, dated May 26, 2015, between Optex Systems Holding, Inc. and Nightforce Optics, Inc.(24)

10.45	First Amendment to Amended and Restated Loan and Security Agreement with Avidbank(26)

10.46	Restricted Stock Unit Plan(27)

10.47	Form of RSU Agreement(27)

10.48	Employment Agreement with Karen Hawkins, dated as of August 1, 2016(25)

14.1	Code of Ethics(3)

21.1	List of Subsidiaries — Optex Systems, Inc.(1)

23.1	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)

23.2	Consent of PMB Helin Donovan LLP

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(1)   Incorporated by reference from our Current Report on Form 8-K dated April 3, 2009.

(2)   Incorporated by reference from our Amendment No. 4 to Registration Statement on Form S-1 filed on September 28, 2009

(3)   Incorporated by reference from our Registration Statement on Form S-1 filed on May 19, 2009

(4)   Incorporated by reference from our Form 10-K for the fiscal year ended September 27, 2009, filed on January 11, 2010

(5)   Incorporated by reference from our Amendment No. 4 to Registration Statement on Form S-1 filed on June 14, 2010

(6)   This exhibit is missing part of the original bid/solicitation package as such information can only be obtained from third parties with which the registrant has no affiliation, and registrant has made requests from such third parties for such information, and such parties have not been able to provide such information.

(7)   Incorporated by reference from our Current Report on Form 8-K dated July 2, 2010

(8)   Incorporated by reference from our Form 10-Q for the quarter ended on June 27, 2010, filed on September 11, 2010

(9)   Incorporated by reference from our Amendment No. 5 to Registration Statement on Form S-1 filed on September 3, 2010

(10) Incorporated by reference from our Amendment No. 20 to Registration Statement on Form S-1 filed on January 13, 2011

(11) Incorporated by reference from our Form 10-Q for the quarter ended on January 2, 2011, filed on February 16, 2011

(12) Incorporated by reference from our Current Report on Form 8-K filed on March 28, 2011

(13) Intentionally left blank

(14) Incorporated by reference from our Form S-1 filed on August 1, 2011

(15) Incorporated by reference from our Form S-1 filed on September 2, 2011

(16) Incorporated by reference from our Current Report on Form 8-K filed on November 7, 2011

(17) Incorporated by reference from our Form 10-K filed on December 27, 2011

(18) Incorporated by reference from our Amendment No. 5 to Registration Statement on Form S-1 filed on January 27, 2012

(19) Incorporated by reference from our Form 10-K/A for the year ended September 29, 2013, filed on March 27, 2012

(20) Incorporated by reference from our Form 10-Q for the quarter ended on April 1, 2012, filed on May 15, 2012

(21) Incorporated by reference from our Current Report on Form 8-K, dated November 7, 2014

(22) Incorporated by reference from our Current Report on Form 8-K, dated November 18, 2014

(23) Incorporated by reference from our Current Report on Form 8-K, dated April 1, 2015

(24) Incorporated by reference from our Current Report on Form 8-K, dated July 13, 2015

(25) Incorporated by reference from our Current Report on Form 8-K, dated August 10, 2016

(26) Incorporated by reference from our Current Report on Form 8-K filed on April 28, 2016

(27) Incorporated by reference from our Current Report on Form 8-K filed on June 17, 2016

(28) Incorporated by reference from our Amendment No. 2 to Form S-1 filed on August 12, 2016

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Richardson, TX, on the 22nd day of August, 2016.

OPTEX SYSTEMS HOLDINGS, INC.

By:	/s/ Danny Schoening
Danny Schoening, Principal Executive Officer

By:	/s/ Karen Hawkins
Karen Hawkins, Principal Financial Officer

Date: May 11, 2017

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Benz	Chairman and Director	May 11, 2017
Peter Benz

/s/ David Kittay	Director	May 11, 2017
David Kittay

/s/ Owen Naccarato	Director	May 11, 2017
Owen Naccarato

/s/ Danny Schoening	CEO and Director	May 11, 2017
Danny Schoening

/s/ Charles Trego	Director	May 11, 2017
Charles Trego

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